Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

CAREFUSION CORPORATION

FOR THE FISCAL YEARS ENDED JUNE 30, 2014, 2013 AND 2012

Report of Independent Registered Public Accounting Firm

To the Board of Directors and

Stockholders of CareFusion Corporation:

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows present fairly, in all material respects, the financial position of CareFusion Corporation and its subsidiaries at June 30, 2014, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement Schedule II listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Diego, California

August 11, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and

Stockholders of CareFusion Corporation

We have audited the accompanying consolidated balance sheet of CareFusion Corporation as of June 30, 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the two years in the period ended June 30, 2013. Our audits also included the financial statement schedule for the two years in the period ended June 30, 2013 at Schedule II. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CareFusion Corporation at June 30, 2013, and the consolidated results of its operations and its cash flows for each of the two years in the period ended June 30, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

San Diego, California

August 9, 2013

CAREFUSION CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	Fiscal Year Ended June 30,
(in millions, except per share amounts)	2014	2013	2012
Revenue	$3,842	$3,550	$3,598
Cost of Products Sold	1,934	1,700	1,794

Gross Profit	1,908	1,850	1,804
Selling, General and Administrative Expenses	1,061	980	1,033
Research and Development Expenses	190	192	164
Restructuring and Acquisition Integration Charges	43	18	33
Gain on Sale of Assets	(4)	—	—
Reserve for Expected Government Settlement	—	41	—
Share of Net (Earnings) Loss of Equity Method Investee	(3)	—	—

Operating Income	621	619	574
Interest Expense and Other, Net	89	76	87

Income Before Income Tax	532	543	487
Provision for Income Tax	115	154	126

Income from Continuing Operations	$417	$389	$361
Discontinued Operations:
Loss from the Disposal of Discontinued Businesses, Net of Tax	—	—	(78)
Income (Loss) from the Operations of Discontinued Businesses, Net of Tax	—	(4)	10

Loss from Discontinued Operations, Net of Tax	—	(4)	(68)

Net Income	$417	$385	$293

PER SHARE AMOUNTS:
Basic Earnings (Loss) per Common Share:
Continuing Operations	$1.99	$1.76	$1.62
Discontinued Operations	$—	$(0.02)	$(0.31)
Basic Earnings per Common Share	$1.99	$1.74	$1.31
Diluted Earnings (Loss) per Common Share:
Continuing Operations	$1.96	$1.74	$1.60
Discontinued Operations	$—	$(0.02)	$(0.30)
Diluted Earnings per Common Share	$1.96	$1.72	$1.30
Weighted-Average Number of Common Shares Outstanding:
Basic	209.7	221.2	223.7
Diluted	212.9	224.0	226.0

See accompanying notes to consolidated financial statements

CAREFUSION CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Fiscal Year Ended June 30,
(in millions)	2014	2013	2012
Net Income	$417	$385	$293

Other Comprehensive Income (Loss), Net of Tax:
Foreign Currency Translation Adjustments	27	8	(60)
Unrealized Gain (Loss) on Other Derivatives	—	1	(2)
Unrealized Gain (Loss) on Interest Rate Swaps	(21)	32	(11)
Net Change in Minimum Pension Liability	(4)	2	(4)

Comprehensive Income, Net of Tax	$419	$428	$216

See accompanying notes to consolidated financial statements

CAREFUSION CORPORATION

CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	June 30, 2014	June 30, 2013
ASSETS
Current Assets:
Cash and Cash Equivalents	$2,303	$1,798
Trade Receivables, Net	574	429
Current Portion of Net Investment in Sales-Type Leases	290	351
Inventories, Net	441	384
Prepaid Expenses	29	30
Other Current Assets	84	141

Total Current Assets	3,721	3,133

Property and Equipment, Net	448	409
Net Investment in Sales-Type Leases, Less Current Portion	970	1,001
Goodwill	3,311	3,081
Intangible Assets, Net	1,016	793
Investments in Unconsolidated Entities	99	—
Other Assets	90	136

Total Assets	$9,655	$8,553

LIABILITIES AND EQUITY
Current Liabilities:
Current Portion of Long-Term Obligations and Other Short-Term Borrowings	$454	$2
Accounts Payable	206	147

Deferred Revenue	95	51
Accrued Compensation and Benefits	194	150
Other Accrued Liabilities	246	242

Total Current Liabilities	1,195	592

Long-Term Obligations, Less Current Portion	1,990	1,444
Deferred Income Taxes	607	638
Other Liabilities	473	493

Total Liabilities	4,265	3,167

Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock (50.0 Authorized Shares; $.01 Par Value) Issued — None	—	—
Common Stock (1,200.0 Authorized Shares; $.01 Par Value) Issued — 234.5 and 229.4 shares at June 30, 2014 and June 30, 2013, respectively	2	2
Treasury Stock, at cost, 30.1 and 15.5 shares at June 30, 2014 and June 30, 2013, respectively	(1,082)	(505)
Additional Paid-In Capital	5,048	4,886
Retained Earnings	1,465	1,048
Accumulated Other Comprehensive Loss	(43)	(45)

Total Stockholders’ Equity	5,390	5,386

Total Liabilities and Stockholders’ Equity	$9,655	$8,553

See accompanying notes to consolidated financial statements

CAREFUSION CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Treasury Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Equity

(in millions)	Shares	Amount	Shares	Amount
Balances at June 30, 2011	223.7	$2	(0.1)	$(3)	4,712	$370	$(11)	$5,070

Net Income	—	—	—	—	—	293	—	293
Foreign Currency Translation Adjustments	—	—	—	—	—	—	(60)	(60)
Net Unrealized Loss on Derivatives	—	—	—	—	—	—	(13)	(13)
Net Change in Minimum Pension Liability	—	—	—	—	—	—	(4)	(4)
Share-Based Compensation net, and Options Exercised, net of Shares Withheld for Income Taxes	1.8	—	(0.1)	(2)	47	—	—	45
Share Repurchase Program	—	—	(3.9)	(100)	—	—	—	(100)

Balances at June 30, 2012	225.5	$2	(4.1)	$(105)	$4,759	$663	$(88)	$5,231

Net Income	—	—	—	—	—	385	—	385
Foreign Currency Translation Adjustments	—	—	—	—	—	—	8	8
Net Unrealized Gain on Derivatives	—	—	—	—	—	—	33	33
Net Change in Minimum Pension Liability	—	—	—	—	—	—	2	2

Share-Based Compensation net, and Options Exercised, net of Shares Withheld for Income Taxes	3.9	—	—	—	107	—	—	107
Deferred Tax Liability Adjustment	—	—	—	—	20	—	—	20
Share Repurchase Program	—	—	(11.4)	(400)	—	—	—	(400)

Balances at June 30, 2013	229.4	$2	$(15.5)	$(505)	$4,886	$1,048	$(45)	$5,386

Net Income	—	—	—	—	—	417	—	417
Foreign Currency Translation Adjustments	—	—	—	—	—	—	27	27
Net Unrealized Loss on Derivatives	—	—	—	—	—	—	(21)	(21)
Net Change in Minimum Pension Liability	—	—	—	—	—	—	(4)	(4)
Share-Based Compensation net, and Options Exercised, net of Shares Withheld for Income Taxes	5.1	—	—	—	162	—	—	162
Share Repurchase Program	—	—	(14.6)	(577)	—	—	—	(577)

Balances at June 30, 2014	234.5	$2	(30.1)	$(1,082)	$5,048	$1,465	$(43)	$5,390

See accompanying notes to consolidated financial statements

CAREFUSION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended June 30,
(in millions)	2014	2013	2012
Cash and Cash Equivalents at July 1, Attributable to Continuing Operations	$1,798	$1,648	$1,370
Cash and Cash Equivalents at July 1, Attributable to Discontinued Operations	$—	$(1)	$1

Cash Flows from Operating Activities:
Net Income	417	385	293
Loss from Discontinued Operations, Net of Tax	—	(4)	(68)

Income from Continuing Operations	417	389	361
Adjustments to Reconcile Income from Continuing Operations to Net Cash Provided by Operating Activities:
Depreciation and Amortization	200	184	198
Share-Based Compensation Expense	58	53	51
Deferred Income Taxes	(73)	13	18
(Gain) Loss on the Sale of Assets	(4)	—	2
Other Non-Cash Items	25	28	30
Share of Net (Earnings) Loss of Equity Method Investee	(3)	—	—
Change in Operating Assets and Liabilities, Net of Effects from Acquisitions:
Trade Receivables	(116)	10	90
Inventories	(16)	(1)	(25)
Net Investment in Sales-Type Leases	92	1	(32)
Accounts Payable	43	(33)	(25)
Other Accrued Liabilities and Operating Items, Net	62	(31)	(20)

Net Cash Provided by Operating Activities — Continuing Operations	685	613	648

Net Cash Provided by Operating Activities — Discontinued Operations	—	1	6

Net Cash Provided by Operating Activities	685	614	654

Cash Flows from Investing Activities:
Cash Paid for Acquisitions, Net of Cash Received	(519)	(66)	(188)
Cash Paid for Investments in Unconsolidated Entities	(108)	—	—
Net Proceeds from Divestitures	—	—	59
Additions to Property and Equipment	(93)	(84)	(100)
Additions to Intangible Assets	(3)	(21)	(9)
Proceeds from Sale of Property, Plant, and Equipment	5	—	—

Net Cash Used in Investing Activities — Continuing Operations	(718)	(171)	(238)
Net Cash Used in Investing Activities — Discontinued Operations	—	—	(1)

Net Cash Used in Investing Activities	(718)	(171)	(239)

Cash Flows from Financing Activities:
Proceeds from Issuance of Debt	990	298	—
Repayment of Long-Term Obligations	(6)	(251)	(1)
Debt Issuance Costs	(3)	(1)	(2)
Share Repurchase Programs	(569)	(400)	(100)
Net Cash Transfer from Discontinued Operations	—	—	10
Proceeds from Stock Option Exercises	115	67	14
Other Financing Activities	(5)	(12)	(20)

Net Cash Provided by/(Used in) Financing Activities — Continuing Operations	522	(299)	(99)
Net Cash Used in Financing Activities — Discontinued Operations	—	—	(10)

Net Cash Provided by/(Used in) Financing Activities	522	(299)	(109)

Effect of Exchange Rate Changes on Cash — Continuing Operations	16	7	(33)

Effect of Exchange Rate Changes on Cash — Discontinued Operations	—	—	3

Net Effect of Exchange Rate Changes on Cash	16	7	(30)

Net Increase in Cash and Equivalents — Continuing Operations	505	150	278
Net Increase/(Decrease) in Cash and Equivalents — Discontinued Operations	—	1	(2)

Cash and Equivalents at June 30, attributable to Continuing Operations	$2,303	$1,798	$1,648

Cash and Equivalents at June 30, attributable to Discontinued Operations	$—	$—	$(1)

Non-Cash Investing and Financing Activities
Asset Acquired by Entering into Capital Lease	$4	$—	$—
Share Repurchase Program Transactions Pending Payment	$8	$—	$—
Supplemental Information:
Cash Payments for:
Interest	$78	$73	$78
Income Taxes	$143	$192	$69

See accompanying notes to consolidated financial statements

CAREFUSION CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Overview. We were incorporated in Delaware on January 14, 2009, for the purpose of holding the clinical and medical products businesses of Cardinal Health, Inc. in anticipation of spinning off from Cardinal Health. We completed the spinoff from Cardinal Health on August 31, 2009.

Unless the context otherwise requires, references in these notes to audited consolidated financial statements to “CareFusion Corporation”, “CareFusion”, “we”, “us”, “our”, “the company” and “our company” refer to CareFusion Corporation and its consolidated subsidiaries. References in these notes to audited consolidated financial statements to “Cardinal Health” or “parent” refers to Cardinal Health, Inc., an Ohio corporation, and its consolidated subsidiaries (other than CareFusion Corporation and its consolidated subsidiaries), unless the context otherwise requires.

Our Business. We are a global medical technology company with proven and industry-leading products and services designed to measurably improve the safety, quality, efficiency and cost of healthcare. We offer comprehensive product lines in the areas of medication management, infection prevention, operating room and procedural effectiveness, and respiratory care. Our offerings include established brands used in hospitals throughout the United States and approximately 130 countries worldwide. Our primary product brands include: CareFusion™, Achieve®, Alaris®, Guardrails®, Pyxis®, AVEA®, VELA®, LTV®, Jaeger®, Vital Signs®, PleurX®, Rowa®, SensorMedics®, ChloraPrep®, V. Mueller®, Snowden-Pencer®, SmartSite®, Temno®, Texium®, PyxisConnect®, Pyxis MedStation®, Pyxis SupplyStation®, Pyxis ProcedureStation™, Pyxis Pharmogistics™, MedMined®, EnVe®, MaxGuard®, MaxPlus®, MaxZero™ and AirLife®. Our primary customers in the United States include hospitals, ambulatory surgical centers, clinics, long-term care facilities and physician offices.

Principles of Consolidation and Basis of Presentation. The consolidated financial statements reflect the consolidated operations of CareFusion Corporation and its subsidiaries. All significant intercompany transactions and accounts between our businesses have been eliminated. The results of companies acquired or disposed of during the year are included in the consolidated financial statements from the effective date of acquisition, or up to the date of disposal. Our fiscal year ends on June 30. We have evaluated subsequent events for recognition or disclosure through the date these financial statements were issued.

All references to “notes” mean the notes to the consolidated financial statements presented herein.

Reorganization of Segment Information. Following our spinoff from Cardinal Health, we organized our business into two reportable segments: Critical Care Technologies and Medical Technologies and Services. During the quarter ended September 30, 2011, we realigned our business into two new global operating segments and reportable segments, Medical Systems and Procedural Solutions, in order to reduce complexity, provide clearer governance for our investments and make it easier for our customers to do business with us. Additionally, during the quarter ended September 30, 2012, we combined our respiratory diagnostics products with the Respiratory Technologies business line within the Medical Systems segment. Our respiratory diagnostics products had previously been reported within the Procedural Solutions segment as “Other.” Financial information for all periods presented has been reclassified to reflect these changes to our operating and reportable segments.

The Medical Systems segment is organized around our medical equipment business lines. Within the Medical Systems segment, we operate our Dispensing Technologies, Infusion Systems and Respiratory Technologies

business lines. The Dispensing Technologies business line includes equipment and related services for medication and supply dispensing. The Infusion Systems business line includes infusion pumps and dedicated disposable infusion sets and accessories. The Respiratory Technologies business line includes respiratory ventilation and diagnostics equipment and dedicated consumables used during respiratory diagnostics and therapy. We also include our data mining surveillance service business within the Medical Systems segment, which we report as “Other.”

The Procedural Solutions segment is organized around our disposable products and reusable surgical instruments business lines. Within the Procedural Solutions segment, we operate our Infection Prevention, Medical Specialties and Specialty Disposables business lines. The Infection Prevention business line includes single-use skin antiseptic and other patient-preparation products and specialty IV infusion valves, administration sets and accessories. The Medical Specialties business line includes interventional specialty products used for biopsy, drainage and other procedures, as well as reusable surgical instruments. The Specialty Disposables business line includes non-dedicated disposable ventilator circuits and oxygen masks used for providing respiratory therapy, as well as single-use consumables for respiratory care and anesthesiology.

Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Such estimates include, but are not limited to, allowance for doubtful accounts, fair value used in lease transactions, rebate accruals, inventory valuation, goodwill and intangible asset impairment, preliminary and final purchase accounting valuations including acquired in-process research and development costs (“IPR&D”), share-based compensation, income taxes, loss contingencies and restructuring charges. Actual amounts may differ from these estimated amounts.

Cash Equivalents. We consider all liquid investments purchased with an original maturity of three months or less to be cash equivalents. The carrying value of these cash equivalents approximates fair value.

Receivables. Trade receivables are primarily comprised of amounts owed to us through our operating activities and are presented net of an allowance for doubtful accounts and accrued rebates. Our allowance for doubtful accounts totaled $19 million and $15 million at June 30, 2014 and 2013, respectively. We monitor past due accounts on an ongoing basis and establish appropriate reserves to cover probable losses. We write off any amounts deemed uncollectible against an established allowance for doubtful accounts.

Rebates are paid when third-party distributors are able to charge us back for the difference between the price charged to the customer and the price paid by the distributor when the end customer pricing is established by us. Upon revenue recognition, we estimate the difference between the price charged to the customer and the price paid by the distributor based on historical data and record these accrued rebates as a reduction to the related revenues and receivables.

Concentrations of Credit Risk and Major Customers. The majority of our cash is invested in highly rated and liquid money market funds, managed by high quality institutions. The weighted average maturity of these funds is within three months, and we have not historically incurred any related losses. We also have cash balances in our bank accounts across the globe, which we typically use for the working capital needs of our local operations.

Our trade receivables, lease receivables and accrued interest receivables are exposed to a concentration of credit risk with customers and re-sellers in the healthcare sector. Credit risk can be affected by changes in reimbursement and other economic pressures impacting the hospital and acute care sectors of the healthcare industry. Such credit risk is limited, however, due to supporting collateral and the diversity of the customer base, including its wide geographic dispersion. We perform up-front and ongoing credit evaluations of our customers’ financial condition and maintain reserves for credit losses. Such losses historically have been within our expectations.

Certain of our businesses have entered into agreements with group purchasing organizations (“GPO”), which have established relationships with the users of our products and act as purchasing agents that negotiate vendor contracts on behalf of their members. We do not have exclusive arrangements with these organizations and either party can terminate the relationship at any time. However, our trade receivable balances are with individual members of the GPO, and therefore no significant concentration of credit risk exists with these types of arrangements specific to the GPO.

Inventories. We determine inventory cost on a first-in, first-out basis. We reduce the carrying value of inventories to a lower of cost or market basis for those items that are potentially excess, obsolete or slow-moving. We reserve for excess and obsolete inventory based upon historical experience, sales trends, and specific categories of inventory and age of on-hand inventory. Work-in-process and finished goods inventories include raw materials, direct labor and manufacturing overhead. See note 8 for additional information.

Property and Equipment. Property and equipment are stated at cost. Property and equipment held for sale are recorded at the lower of cost or fair value less costs to sell. Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets, including capital lease assets which are depreciated over the shorter of the terms of their respective leases or their estimated useful lives. We use the following range of useful lives for our property and equipment categories buildings and improvements: one to 39 years; machinery and equipment: three to 15 years; and furniture and fixtures: three to seven years. When certain events or changes in operating conditions occur, an impairment assessment may be performed on the recoverability of the carrying amounts. See note 10 for additional information.

Goodwill and Intangible Assets. Goodwill is the excess of the purchase price of an acquired business over the amounts assigned to assets and liabilities assumed in the business combination. Purchased goodwill and intangible assets with indefinite lives are not amortized, but instead are tested for impairment at least annually in the fourth quarter of each fiscal year, or more frequently if certain indicators are present or changes in circumstances suggest impairment exists. Intangible assets with finite lives are amortized over their useful lives ranging from 3 to 20 years. See note 11 for more information.

We conduct our goodwill impairment testing at the reporting unit level which is comprised of our Medical Systems and Procedural Solutions operating segments, as the business lines comprising each of the operating segments service a common group of customers, offer complementary products, and share a common strategy.

In conducting the annual impairment test of our goodwill and indefinite-lived intangible assets, an optional qualitative assessment may be performed. If the results of this qualitative assessment indicate that it is more likely than not that the fair value of a reporting unit or indefinite-lived intangible asset is not less than its carrying amount, then no further quantitative testing is required. The optional qualitative assessment was not used for annual impairment testing in fiscal year 2014. In performing our annual impairment test, the estimated fair value of a reporting unit or indefinite-lived intangible asset is compared to its carrying amount, including goodwill by performing the quantitative impairment test. If the estimated fair value exceeds the carrying amount, then no impairment exists. If the carrying amount exceeds the estimated fair value, further analysis is performed to assess impairment. There are no active or inactive markets for our reporting units or indefinite-lived intangible assets to derive approximate fair values, and accordingly, the valuation process is similar to the valuation of a closely-held company or acquired indefinite-lived intangible asset and considers valuation methods that are income-based and market-based. Our income-based approach is a discounted cash flow method which applies an estimated discount rate to the projected after-tax cash flows for the reporting unit or indefinite-lived intangible asset. Our market-based approach applies an estimated market-based multiple to the reporting units’ estimated earnings before interest, taxes, depreciation, and amortization (“EBITDA”). The results of the income-based and market-based approaches are equally weighted to arrive at the total estimated fair value for each reporting unit for the purposes of our annual goodwill impairment testing. Based on our annual impairment test as of the fourth quarter of the fiscal year, we did not record any goodwill or other indefinite-lived intangible asset impairments.

Product Warranties. We offer warranties on certain products for various periods of time. We accrue the estimated cost of product warranties at the time revenue is recognized. Our product warranty liability reflects our best estimate of probable liability under our product warranties. We estimate the liability based on our stated warranty policies and practices, the historical frequency of claims and the cost to replace or repair our products under warranty. Factors that affect our warranty liability include the number of units sold, the length of the warranty, historical and anticipated rates of warranty claims and cost per claim. We regularly assess the adequacy of our recorded warranty liabilities and adjust the amounts as necessary. See note 19 for additional information.

Income Taxes. We account for income taxes using the asset and liability method, which requires recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences that currently exist between tax basis and financial reporting basis of our assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates in the respective jurisdictions in which we operate. Deferred taxes are not provided on the unremitted earnings of subsidiaries outside of the United States when it is expected that these earnings will be indefinitely reinvested.

Restructuring and Acquisition Integration Charges. Restructuring and acquisition integration charges are expensed as incurred. See note 6 for additional information.

Share-Based Compensation. Share-based compensation, including grants of employee stock options, is recognized in the income statement based on the grant date fair values of the share-based awards.

The compensation expense recognized for all share-based awards is net of estimated forfeitures and is recognized ratably over the awards’ service period. We classify share-based compensation within Selling, General and Administrative (“SG&A”) expenses to correspond with the same line item as the majority of the cash compensation paid to employees. See note 20 for additional information.

Revenue Recognition. We generate revenue through the sale and lease of equipment, services, medical products, supplies, software, and the income associated with the financing of our equipment leases. We recognize revenue when:

•	persuasive evidence of an arrangement exists;

•	product delivery has occurred or the services have been rendered;

•	the price is fixed or determinable; and

•	collectability is reasonably assured.

Revenue is recognized net of sales returns and allowances, administration fees, incentives and estimated rebates.

The majority of our revenue transactions are multiple element arrangements in which we sell equipment, installation services, and extended warranty contracts or software maintenance contracts. Revenue is recognized for each unit of accounting individually. We allocate revenue in multiple element arrangements to each unit of accounting using the relative selling price method. Selling prices used during the allocation process are based on; vendor specific objective evidence (“VSOE”) of fair value if available, third-party evidence if VSOE of fair value is not available, or estimated selling price if neither VSOE of fair value or third-party evidence is available.

Equipment sales revenue consists of dispensing, respiratory, and infusion equipment. We recognize equipment sales revenue upon customer acceptance, which occurs after the transfer of title and risk of loss to the customer and the completion of installation or training services. When related training services are considered inconsequential, delivery is deemed to occur upon the transfer of title and risk of loss, at which time revenue and the costs associated with installation and training are recognized.

Equipment lease revenue consists primarily of dispensing equipment, and transactions are evaluated and classified as either operating leases or sales-type leases in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 840, Leases (“ASC 840”).

We estimate the fair value of a leased product based upon transacted cash sales prices of the same or similar products to similar classes of customers during the preceding twelve month period to determine the normal selling price of the product under ASC 840. Because our products are sold at a wide range of cash selling prices, we stratify our transacted cash selling prices based on product configuration and customer class, which we then use to calculate a weighted average selling price for each product subject to a sales-type lease transaction. This single point estimate represents the normal selling price under ASC 840. Based on this fair value estimate, we determine the implicit interest rate for each leased product, which is the rate that causes the fair value of the product to equal the present value of the minimum lease payments and the present value of the product’s residual value. The interest rate implicit to the lease is then used to determine the amount of revenue recognized at the inception of the lease and the revenue recognized over the life of the lease.

We recognize lease income for products sold under sales-type leases as revenue upon the completion of installation activities in the amount of the present value of the minimum lease payments.

The financing component of sales-type leases is recorded as revenue over the lease term. We recognize products sold under operating leases at the contracted price evenly over the rental period as identified within the customer agreement.

Shipping and Handling. Shipping and handling costs are included in cost of products sold in the consolidated statements of income. Shipping and handling costs include all delivery expenses as well as all costs to prepare the product for shipment to the end customer. Shipping and handling revenue received, which is included in the consolidated statements of income in “Revenue”, was immaterial for all periods presented.

Research and Development Costs. Costs incurred in connection with development of new products and manufacturing methods are charged to expense as incurred, except certain software development costs which are capitalized after technological feasibility of the software is established.

Acquired In-Process Research and Development Costs. IPR&D costs include the costs of research and development projects in process at the time of acquisition, which had not yet reached technological feasibility. Determining the value of IPR&D requires significant estimates. The value of IPR&D is determined by estimating the future cash flows of each project and discounting the net cash flows back to their present values. The discount rate used is determined at the time of acquisition in accordance with accepted valuation methods. Management also assesses the current status of development, nature and timing of efforts to complete such development, uncertainties and other factors when estimating the fair value. Costs are not assigned to IPR&D unless future development is probable. IPR&D obtained through a business combination is recorded as an intangible asset with an indefinite life and is subject to periodic impairment review, with impairments, if any, expensed to our consolidated statement of income. During fiscal year 2014, we reclassified IPR&D associated with the Medegen acquisition to developed technology due to commercialization.

Translation of Foreign Currencies. The financial statements of our entities outside the United States generally are measured using their local currency as the functional currency. Adjustments to translate the assets and liabilities of these foreign entities into United States dollars are accumulated in other comprehensive income utilizing period-end exchange rates. Income and expense items are translated utilizing average exchange rates for the period.

Foreign currency transaction gains and losses are included in the consolidated statements of income in “Interest Expense and Other, Net”. For the fiscal year ended June 30, 2014, Interest Expense and Other, Net includes remeasurement loss which was immaterial. For the fiscal years ended June 30, 2013, and 2012, Interest Expense and Other, Net includes remeasurement losses of $2 million, and $6 million, respectively.

Foreign Currency Risk and Interest Rate Risk Management. We enter into foreign currency forward contracts to protect the value of anticipated foreign currency revenues and expenses associated with certain forecasted transactions. We have in the past and may also in the future enter into forward interest rate swap contracts to manage variability of expected future cash flows associated with future debt issuances from changing interest rates. These derivative instruments are designated and qualify as cash flow hedges.

We also enter into foreign currency forward contracts to protect the value of existing foreign currency assets and liabilities. These contracts are treated as non-designated fair value hedges. The remeasurement adjustments for any foreign currency denominated assets or liabilities are included in “Interest Expense and Other, Net” in our consolidated statements of income. The remeasurement adjustments are offset by the foreign currency forward contract settlements which are also classified in “Interest Expense and Other, Net” in our consolidated statements of income.

Our cash flow derivative instruments are adjusted to current market values each period and qualify for hedge accounting. Periodic gains and losses of derivative instruments designated as cash flow hedges are deferred in accumulated other comprehensive income until the underlying transactions are recognized. Upon recognition, such gains and losses are recorded in net income as an adjustment to the carrying amounts of underlying transactions in the period in which these transactions are recognized. For those contracts designated as fair value hedges, resulting gains or losses are recognized in earnings offsetting the exposure of underlying transactions. Carrying values of all derivative instruments are included in other assets or liabilities.

CareFusion’s policy requires that derivative instruments used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the derivative instrument. Hedge effectiveness is assessed periodically. Any derivative instrument not designated as a hedge, or so designated but ineffective, is adjusted to market value and recognized in net income immediately. If a cash flow hedge ceases to qualify for hedge accounting treatment or is terminated, the derivative instrument would continue to be carried on the balance sheet at fair value until settled and future adjustments to the derivative instrument’s fair value would be recognized in earnings immediately. If a forecasted transaction was no longer probable to occur, amounts previously deferred in accumulated other comprehensive income would be recognized immediately in earnings. See note 16 for additional information.

We are exposed to counterparty credit risk on all of our derivative instruments. Accordingly, we have established and maintained strict counterparty credit guidelines and entered into hedges only with major financial institutions that are investment grade or better. We do not have significant exposure to any one counterparty and management believes the risk of loss is remote and in any event would not be material. Additionally, we do not require collateral under these agreements.

New Accounting Pronouncements (Adopted during fiscal year 2014)

ASU 2011-11 & ASU 2013-01. In December 2011 the Financial Accounting Standards Board (“FASB”) issued ASU 2011-11 — Disclosures about Offsetting Assets and Liabilities (“ASU 2011-11”), and in January 2013 issued ASU 2013-01 — Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities (“ASU 2013-01”). ASU 2011-11 addresses disclosure differences between GAAP and International Financial Reporting Standards regarding balance sheet offsetting of certain derivative and repurchase agreement arrangements. ASU 2013-01 clarifies the scope of the provisions of ASU 2011-11. We adopted the requirements of ASU 2011-11 and ASU 2013-01 during the quarter ended September 30, 2013. The adoptions of ASU 2011-11 and ASU 2013-01 had no material impact on our financial condition, results of operations or cash flows.

ASU 2013-02. In February 2013, the FASB issued ASU 2013-02 — Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”). ASU 2013-02 requires public entities to include information about both (i) changes in Accumulated Other Comprehensive Income (“AOCI”) by component, and (ii) significant items reclassified out of AOCI. We adopted the requirements of ASU 2013-02 during the quarter ended September 30, 2013. The adoption of ASU 2013-02 had no material impact on our financial condition, results of operations or cash flows.

ASU 2013-10. In July 2013, the FASB issued ASU 2013-10 — Derivatives and Hedging (Topic 815)-Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes (“ASU 2013-10”). ASU 2013-10 permits the Fed Funds Effective Swap Rate to be used as a U.S. benchmark interest rate for hedge accounting purposes, in addition to UST and LIBOR. The amendments also remove the restriction on using different benchmark rates for similar hedges. We adopted the requirements of ASU 2013-10 during the quarter ended June 30, 2014. The adoption of ASU 2013-10 had no material impact on our financial condition, results of operations or cash flows.

New Accounting Pronouncements Not Yet Adopted

ASU 2014-09. In May 2014, the FASB issued ASU 2014-09 — Revenue from Contracts with Customers (“ASU 2014-09”). ASU 2014-09 outlines a single comprehensive model for accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. ASU 2014-09 requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. We will adopt the requirements of ASU 2014-09 once it becomes effective beginning with the Company’s first quarter of fiscal year 2018. We are currently assessing the impact on our financial condition, results of operations and cash flows as a result of the adoption of ASU 2014-09.

NOTE 2. DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE

During the quarter ended March 31, 2012, we committed to a plan to sell our Nicolet neurodiagnostic and monitoring products business, resulting in held for sale classification of the underlying assets. As a result, the assets of the Nicolet business were written down to fair value less costs to sell. In April 2012, we entered into a definitive agreement to sell the Nicolet business for approximately $58 million in cash, subject to post-closing adjustments related to working capital. As a result, we recorded a pre-tax impairment charge of approximately $78 million in fiscal year 2012. On July 1, 2012, we completed the sale of the Nicolet business, resulting in an additional $4 million loss recorded in discontinued operations, primarily related to the tax impact from the sale. The Nicolet business was historically part of our Procedural Solutions segment. Our decision to sell the Nicolet business is part of our continuing strategy of assessing our portfolio of products with a view of divesting product lines that do not align with our objectives.

There were no discontinued operations for fiscal years 2014 and 2013.

NOTE 3. ACQUISITIONS

Fiscal Year 2014

Acquisition of Vital Signs. On November 18, 2013, we announced the signing of a definitive agreement to acquire the Vital Signs business of General Electric Company’s Healthcare division (“Vital Signs”) for $500 million. Vital Signs is a leading manufacturer of single-use consumables for respiratory care and anesthesiology, and also markets products for temperature management and patient monitoring consumables. On December 30, 2013, in connection with the first closing of this transaction, we acquired the outstanding equity of certain entities included within the Vital Signs business and other business assets and liabilities in the U.S., China and certain other geographies using approximately $473 million of cash on hand. In March 2014, we completed the second closing of this transaction related to various countries using approximately $17 million of cash on hand. Subsequently, we completed additional closings in the quarter ended June 30, 2014. The balance of the purchase price will be paid upon completion of the acquisition of the assets of the remaining international operations of Vital Signs, pending successful regulatory review and customary closing conditions. The purchase prices associated with the first two closings and future closings are subject to adjustments for net working capital. The results of operations of the first two closings of this transaction are included in the Procedural Solutions segment commencing from the applicable acquisition date.

The transaction has been accounted for as a business combination and requires, among other things, that assets acquired and liabilities assumed are recognized at their fair values as of the acquisition date.

Based on our preliminary estimates of the net working capital adjustment, and net of cash and cash equivalents acquired, we determined a net purchase price associated with the first closing and additional closings, as set forth below. The following table summarizes the assignment of the net purchase price to the fair values of the tangible and identifiable intangible assets acquired and liabilities assumed in connection with the first closing and additional closings, based on their estimated fair values at the applicable acquisition date. Balances are reflected in the accompanying consolidated balance sheets as of June 30, 2014.

(in millions)	First Closing	Additional Closings
Cash Paid	$473	$19
Cash and Cash Equivalents Acquired, Net of Estimated Net Working Capital Adjustments	(12)	2

Net Purchase Price	$461	$21

(in millions)	First Closing	Additional Closings
Trade Receivables	$19	$—
Inventories	33	8
Other Current Assets	15	—
Property and Equipment	37	—
Intangible Assets	298	—
Goodwill	205	13
Current Liabilities and Borrowings	(40)	—
Deferred Income Taxes	(101)	—
Other Long-Term Liabilities	(5)	—

Net Assets Acquired	$461	$21

Intangible assets represent customer relationships ($257 million), developed technology ($31 million), and trademarks and patents ($10 million) which have estimated weighted average useful lives of 20 years, 7 years and 6 years, respectively. The intangible assets have a total estimated weighted average useful life of 18 years. The estimated fair value of the identifiable intangible assets was determined using the “income based approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of those asset valuations include the estimated net cash flows for each year for each asset or product (including net revenues, cost of sales, research and development expenses, selling and marketing costs and working capital/asset contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The discount rates used to arrive at the present value of intangible assets as of the acquisition date ranged from 10.5% to 12.5% to reflect the internal rate of return and incremental commercial uncertainty in the cash flow projections. Actual results may vary significantly from estimated results.

Various factors contributed to the establishment of goodwill, including an expanded global footprint and scale, Vital Signs’ history of operating margins and profitability, and the opportunity for us to generate revenue by supplementing our existing respiratory and anesthesia consumables product portfolios. The goodwill recognized from the Vital Signs acquisition may be deductible for tax purposes to the extent related to the acquisition of identifiable intangible assets. All goodwill from the Vital Signs acquisition was assigned to the Procedural Solutions segment.

Deferred income taxes primarily result from fair value adjustments to identifiable intangible assets. In a stock acquisition associated with the purchase of a business, the fair value adjustments create excess book basis over the tax basis of those assets for which we record deferred income tax liabilities using the statutory tax rate for the jurisdiction in which the deferred income taxes exist.

For the fiscal year ended June 30, 2014, revenue associated with Vital Signs was $122 million.

In connection with the Vital Signs transaction, we recorded acquisition costs of approximately $4 million in Selling, General and Administrative expenses for the fiscal year ended June 30, 2014, for advisory, legal, regulatory and other related costs.

Pro forma results of operations have not been presented because the effect of the acquisition was not material to our consolidated financial statements.

On August 1, 2014, we completed an additional closing with respect to the Vital Signs operations in Germany. See note 23.

Acquisition of Grupo Sendal. On October 1, 2013, we completed the acquisition of Grupo Sendal, S.L (“Sendal”), an infusion specialty disposable manufacturer in Spain that primarily serves the Western European market. We funded the acquisition with existing cash and funds generated from operations. The acquisition of Sendal was not material to our consolidated financial statements.

Fiscal Year 2013

Acquisition of Intermed. On November 14, 2012, we completed the acquisition of Intermed Equipamento Medico Hospitalar Ltda (“Intermed”), a privately held, leading respiratory technologies company based in Sao Paulo, Brazil. We funded the acquisition with existing cash and funds generated from operations. The acquisition of Intermed was not material to our consolidated financial statements.

Fiscal Year 2012

Acquisition of UK Medical. On June 1, 2012, we completed the acquisition of UK Medical Holdings Ltd. (“UK Medical”), a leading distributor of specialized medical products to the National Health Service and private healthcare sector in the United Kingdom. The acquisition of UK Medical was not material to our consolidated financial statements.

Acquisition of PHACTS. On April 2, 2012, we completed the acquisition of PHACTS, LLC (“PHACTS”), a technology and consulting company that helps hospital pharmacies better manage inventory, reduce pharmaceutical costs, and streamline operations. The acquisition of PHACTS was not material to our consolidated financial statements.

Acquisition of Rowa. On August 1, 2011, we completed the acquisition of Rowa Automatisierungssysteme GmbH (“Rowa”), a German based company specializing in robotic medication storage and retrieval systems for retail and hospital pharmacies. The purchase price of the acquisition, which was paid in cash, was approximately $150 million. The valuation of acquired assets and liabilities resulted in the recognition of goodwill of approximately $84 million, of which approximately $11 million is expected to be deductible for tax purposes; identifiable intangible assets of $81 million; deferred tax liabilities of $23 million; and the remaining amount associated with net assets acquired. Various factors contributed to the establishment of goodwill, including market penetration, an expanded global footprint, and the portfolio of future products under development. The consolidated financial statements include the results of operations from this business combination from the date of acquisition, which is included in our Medical Systems segment. The acquisition of Rowa was not material to our consolidated financial statements.

NOTE 4. INVESTMENTS IN UNCONSOLIDATED ENTITIES

Investments in unconsolidated entities reflect investments that we make from time to time in privately held companies. When an investment allows us to exert significant influence over the investee, we account for the investment under the equity method, and we record a share of the net earnings of the investee in our consolidated statements of income. When an investment does not allow us to exert significant influence, and it lacks a readily determinable fair value, we account for the investment under the cost method. The following table sets forth information relating to these investments:

(in millions)	June 30, 2014	June 30, 2013
Equity Method Investments
Cost	$87	$—
Share of Net Earnings of Equity Method Investee	3	—

Carrying Value of Equity Method Investments	$90	$—

Cost Method Investments
Carrying Value of Cost Method Investments	$9	$—

Total Investments in Unconsolidated Entities	$99	$—

As of June 30, 2014, our equity method investments consisted primarily of our investment in Caesarea Medical Electronics Ltd. (“CME”), a global infusion pump manufacturer. CME, headquartered in Israel, designs, manufactures and markets a range of infusion and syringe pumps as well as related accessories and disposable administration sets for both homecare and hospital settings. We completed this investment transaction in March 2014 and received a 40 percent non-controlling equity interest in CME for approximately $86 million, which we funded with existing cash on hand. CME continues to operate independently from us. Additionally, we have the right to increase our ownership percentage by purchasing an additional 40 percent equity interest of CME (“Call Option”), exercisable any time before March 2017. The seller also has the right to require CareFusion to acquire the remaining 60 percent of CME (“Put Option”), which is exercisable only upon certain conditions, one of which is if we fail to exercise our Call Option. The Call Option and Put Option were deemed to be freestanding financial instruments.

The Call Option does not meet the definition of a derivative and the Put Option’s fair value is not significant. The Company determined that CME did not meet the definition of a Variable Interest Entity (“VIE”).

NOTE 5. EARNINGS PER SHARE

For the fiscal years ended June 30, 2014, 2013 and 2012, basic earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per common share is calculated to give effect to all dilutive securities, using the treasury stock method.

The following table sets forth the reconciliation of basic and diluted earnings per share for the fiscal years ended June 30, 2014, 2013 and 2012:

	Fiscal Year Ended June 30,
(shares in millions)	2014	2013	2012
Denominator for Basic Earnings per Share	209.7	221.2	223.7
Effect of Dilutive Securities:
Stock Options	2.0	1.6	0.9
Restricted Stock Awards, Restricted Stock Units and Performance Stock Units	1.2	1.2	1.4

Denominator for Diluted Earnings per Share — Adjusted for Dilutive Securities	212.9	224.0	226.0

The table below provides a summary of the securities that could potentially dilute basic earnings per share in the future that were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the period presented. Antidilutive securities were as follows for the fiscal years ended June 30, 2014, 2013 and 2012:

	Fiscal Year Ended June 30,
(shares in millions)	2014	2013	2012
Number of Securities	1.7	5.1	9.2
Weighted Average Exercise Price	$36.17	$31.27	$30.31

Basic and diluted per share amounts are computed independently in the consolidated statements of income. Therefore, the sum of per share components may not equal the per share amounts presented.

In February 2012, we announced that our Board of Directors had approved a share repurchase program authorizing the repurchase of up to $500 million of our common stock through open market and private transactions. This share repurchase program was completed in June 2013. Under this program, we repurchased a total of 11.4 million shares of our common stock for an aggregate of $400 million (excluding commissions and fees) during the fiscal year ended June 30, 2013 and a total of 15.3 million shares of our common stock for an aggregate of $500 million (excluding commissions and fees) as of June 30, 2013.

In August 2013, we announced that our Board of Directors had approved a new share repurchase program authorizing the repurchase of up to $750 million of our common stock. Under this program, we are authorized to repurchase our shares in open market and private transactions through December 2015. During the fiscal year ended June 30, 2014, we repurchased a total of 14.6 million shares under this program for an aggregate of $577 million (excluding commissions and fees). From July 1, 2014 through the date of this filing, we purchased an additional 2.3 million shares under this program for an aggregate of $103 million (excluding commissions and fees). We expect to manage the pace of repurchases under this program based on market conditions and other relevant factors. In August 2014, our Board of Directors authorized the repurchase of an additional $750 million of our common stock through June 2016. We expect to begin repurchasing shares under this new program upon completion of the $750 million program authorized in August 2013.

NOTE 6. RESTRUCTURING AND ACQUISITION INTEGRATION CHARGES

Restructuring and acquisition integration charges are expensed as incurred.

The following is a summary of restructuring and acquisition integration charges for the fiscal years ended June 30, 2014, 2013 and 2012:

	Fiscal Year Ended June 30,
(in millions)	2014	2013	2012
Restructuring Charges	$33	$17	$33
Acquisition Integration Charges	10	1	—

Total Restructuring and Acquisition Integration Charges	$43	$18	$33

Restructuring Charges

In fiscal year 2011, we initiated a global restructuring program (the “2011 Plan”), which was initially expected to result in a reduction of approximately 700 positions. The 2011 Plan resulted in a reduction of approximately 850 positions in fiscal year 2011. Restructuring costs associated with the 2011 Plan of approximately $50 million were recorded to the “Restructuring and Acquisition Integration Charges” line within our consolidated statements of income as they were incurred. Substantially all of the costs associated with the 2011 Plan were incurred as of June 30, 2011. The final restructuring costs associated with the 2011 Plan were $54 million and were incurred as of June 30, 2012.

In addition, we periodically incur costs to implement restructuring efforts for specific operations, which are recorded within our consolidated statements of income as they are incurred. Our restructuring efforts focus on various aspects of operations, including closing and consolidating certain manufacturing operations, rationalizing headcount, and aligning operations in the most strategic and cost-efficient structure.

As discussed in note 1, in order to better align our operating and reportable segments with our updated business profile, commencing with the quarter ended September 30, 2011, we re-segmented our businesses into two new segments: Medical Systems and Procedural Solutions. Additionally, during the quarter ended September 30, 2012, we combined our respiratory diagnostics products with the Respiratory Technologies business line within the Medical Systems segment. Our respiratory diagnostics products had previously been reported within the Procedural Solutions segment as “Other.”

The following table segregates our restructuring charges into our reportable segments and, along with the following paragraphs, provides additional detail regarding the types of restructuring charges incurred by us for the fiscal years ended June 30, 2014, 2013 and 2012, net of reclassification adjustments to conform to the current period presentation:

	Fiscal Year Ended June 30,
(in millions)	2014	2013	2012
Medical Systems
Employee-Related Costs	$15	$12	$14
Facility Exit and Other Costs	3	—	4

Total Medical Systems	18	12	18
Procedural Solutions
Employee-Related Costs	$12	$3	$13
Facility Exit and Other Costs	3	2	2

Total Procedural Solutions	15	5	15

Total Restructuring Charges	$33	$17	$33

Employee-Related Costs. These costs primarily consist of severance accrued upon either communication of terms to employees or over the required service period, outplacement services provided to employees who have been involuntarily terminated and associated payroll costs.

Facility Exit and Other Costs. These costs primarily consist of accelerated depreciation, equipment relocation costs, project consulting fees, and costs associated with restructuring our delivery of information technology infrastructure services.

Restructuring Accrual Rollforward. The following table summarizes activity related to liabilities associated with our restructuring charges as of June 30, 2014, 2013 and 2012, which are included within “Other Accrued Liabilities” in the consolidated balance sheets:

(in millions)	2011 Plan[2]	Other Restructuring Plans	Total Restructuring Plans
Accrued at June 30, 2011	$7	$5	$12
Accrued Costs	2	25	27
Cash Payments	(9)	(20)	(29)

Accrued at June 30, 2012	$—	$10	$10

Accrued Costs	—	17	17
Cash Payments	—	(20)	(20)

Accrued at June 30, 2013	$—	$7	$7

Accrued Costs	—	33	33
Cash Payments	—	(30)	(30)

Accrued at June 30, 2014	$—	$10	$10

Total Final Costs Expensed[1]	$54

[1]	Total costs expensed to date and total program costs are not provided separately for other restructuring programs based on the short duration and small size of these programs.

[2]	The costs associated with the 2011 Plan primarily consist of severance and outplacement services and associated payroll costs accrued upon either communication of terms to employees or over the required service period, excluding impairment charges of $6 million.

Acquisition Integration Charges

Costs of integrating operations of various acquired companies are recorded as acquisition integration charges when incurred. The acquisition integration charges incurred during fiscal year 2014 were the result of the acquisitions of Sendal in October 2013 and Vital Signs in December 2013. The acquisition integration charges incurred during fiscal year 2013 were the result of the acquisition of Intermed in November 2012.

Certain restructuring and acquisition costs are based upon estimates. Actual amounts paid may ultimately differ from these estimates. If additional costs are incurred or recognized amounts exceed costs, such changes in estimates will be recognized when they occur.

NOTE 7. LEASES

Sales-Type Leases. Our sales-type leases have predominantly five year terms. Lease receivables are generally collateralized by the underlying equipment. The components of our net investment in sales-type leases are as follows as of June 30, 2014 and 2013:

	June 30,
(in millions)	2014	2013
Future Minimum Lease Payments Receivable	$1,378	$1,503
Unguaranteed Residual Values	34	29
Unearned Income	(146)	(173)
Allowance for Uncollectible Minimum Lease Payments Receivable	(6)	(7)

Net Investment in Sales-Type Leases	1,260	1,352
Less: Current Portion	290	351

Net Investment in Sales-Type Leases, Less Current Portion	$970	$1,001

Future minimum lease payments to be received pursuant to sales-type leases during the next five fiscal years and thereafter are as follows:

(in millions)	2015	2016	2017	2018	2019	Thereafter	Total
Minimum Lease Payments	$470	$395	$287	$161	$60	$5	$1,378

Operating Leases. Products under operating leases, included in the consolidated balance sheet, consisted of the following at June 30, 2014 and 2013:

	June 30,
(in millions)	2014	2013
Products	$88	$94
Allowance for Depreciation	(61)	(60)

	$27	$34

Future minimum lease payments to be received pursuant to operating leases during the next five fiscal years and thereafter are as follows:

(in millions)	2015	2016	2017	2018	2019	Thereafter	Total
Future Lease Payments	$35	$29	$23	$18	$10	$3	$118

NOTE 8. INVENTORIES

Inventories, accounted for at the lower of cost or market on a first-in, first-out basis, consisted of the following:

	June 30,
(in millions)	2014	2013
Raw Materials	$171	$141
Work-in-Process	26	23
Finished Goods	296	264

	493	428
Reserve for Excess and Obsolete Inventories	(52)	(44)

Inventories, Net	$441	$384

NOTE 9. FINANCING RECEIVABLES

Our net investment in sales-type leases are considered financing receivables. As our portfolio of financing receivables primarily arise from the leasing of our dispensing equipment, the methodology for determining our allowance for credit losses is based on the collective population and not stratified by class or portfolio segment. Allowances for credit losses on the entire portfolio are based on historical experience loss rates and the potential impact of anticipated changes in business practices, market dynamics, and economic conditions. We also reserve individual balances based on the evaluation of customers’ specific circumstances. We write off amounts that are deemed uncollectible. Financing receivables are generally considered past due 30 days after the billing date. We do not accrue interest on past due financing receivables.

The change in the allowance for credit losses on financing receivables for the years ended June 30, 2014 and 2013, consisted of the following:

(in millions)
Balance of allowance for credit losses — June 30, 2012	$10
Charge-offs	(2)
Recoveries	—
Provisions	(1)

Balance of allowance for credit losses — June 30, 2013	$7

Charge-offs	(1)
Recoveries	(1)
Provisions	1

Balance of allowance for credit losses — June 30, 2014	$6

The following table summarizes the credit losses and recorded investment in sales-type leases as of June 30, 2014:

(in millions)
Allowance for credit losses:
Ending Balance at June 30, 2014	$6

Ending Balance: individually evaluated for impairment	$2

Ending Balance: collectively evaluated for impairment	$4

Net Investment in Sales-Type Leases:
Ending Balance at June 30, 2014	$1,260

Ending Balance: individually evaluated for impairment	$3

Ending Balance: collectively evaluated for impairment	$1,257

NOTE 10. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	June 30,
(in millions)	2014	2013
Land, Buildings and Improvements	$227	$190
Machinery and Equipment	906	858
Furniture and Fixtures	22	23

	1,155	1,071
Accumulated Depreciation	(707)	(662)

Property and Equipment, Net	$448	$409

Depreciation expense was $113 million, $109 million and $109 million for fiscal year 2014, 2013 and 2012, respectively. We expense repairs and maintenance expenditures as incurred.

NOTE 11. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The following table summarizes the changes in the carrying amount of goodwill:

(in millions)	Total
Balance at June 30, 2012	$3,039
Goodwill Acquired, Net of Purchase Price Adjustments	41
Foreign Currency Translation Adjustments	1

Balance at June 30, 2013	3,081
Goodwill Acquired, Net of Purchase Price Adjustments	226
Foreign Currency Translation Adjustments	4

Balance at June 30, 2014	$3,311

As of June 30, 2014, goodwill for the Medical Systems segment and the Procedural Solutions segment was $2,107 million and $1,204 million, respectively. The amount set forth above for goodwill acquired reflects the acquisitions of Vital Signs in December 2013 and Sendal in October 2013.

As of June 30, 2013, goodwill for the Medical Systems segment and the Procedural Solutions segment was $2,103 million and $978 million, respectively. The amount set forth above for goodwill acquired reflects the acquisition of Intermed, which we completed on November 14, 2012.

As discussed in note 1 to the consolidated financial statements, during the quarter ended September 30, 2012, we combined our respiratory diagnostics products with our Respiratory Technologies business line, which is included in the Medical Systems segment. As a result, goodwill was tested for impairment prior to the resegmentation and was then reassigned to the Medical Systems and Procedural Solutions operating segments using the relative fair value allocation and is reflected retrospectively.

Intangible Assets

Intangible assets with definite lives are amortized over their useful lives which range from 3 to 20 years. The detail of intangible assets by class is as follows:

(in millions)	Weighted Average Life (years)	Gross Intangible	Accumulated Amortization	Net Intangible
June 30, 2014
Unamortized Intangibles:
Trademarks	Indefinite	$307	$—	$307

Total Unamortized Intangibles		307	—	307
Amortized Intangibles:
Trademarks and Patents[1]	10	100	55	45
Developed Technology[1,2]	10	451	245	206
Customer Relationships[1]	18	741	304	437
Other	7	61	40	21

Total Amortized Intangibles	14	1,353	644	709

Total Intangibles		$1,660	$644	$1,016

June 30, 2013
Unamortized Intangibles:
In-Process Research and Development[2]	Indefinite	$45	$—	$45
Trademarks	Indefinite	307	—	307

Total Unamortized Intangibles		352	—	352
Amortized Intangibles:
Trademarks and Patents	11	88	47	41
Developed Technology	9	368	200	168
Customer Relationships	16	480	275	205
Other	7	61	34	27

Total Amortized Intangibles	12	997	556	441

Total Intangibles		$1,349	$556	$793

[1]	During the quarter ended December 31, 2013, we acquired Vital Signs, which resulted in recognition of $257 million of customer relationships, $31 million of developed technology, and $10 million of trademarks and patents, which have estimated weighted average useful lives of 20 years, 7 years and 6 years, respectively.

[2]	During the quarter ended March 31, 2014, we reclassified in-process research and development associated with the Medegen acquisition to developed technology due to commercialization. The developed technology will be amortized over 15 years.

Amortization expense for the three years ended June 30, 2014, 2013 and 2012 is as follows, net of adjustments for discontinued operations:

	Fiscal Year Ended June 30,
(in millions)	2014	2013	2012
Amortization Expense	$87	$75	$89

Amortization expense for each of the next five fiscal years is estimated to be:

(in millions)	2015	2016	2017	2018	2019
Amortization Expense	$84	$82	$76	$67	$46

NOTE 12. RECLASSIFICATIONS OUT OF ACCUMULATED OTHER COMPREHENSIVE INCOME

The summary of activity of comprehensive income (loss) for the fiscal year ended June 30, 2014 is as follows:

Fiscal Year Ended June 30, 2014 (in millions)	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
Foreign Currency Translation Adjustments:
Translation Adjustments Arising During the Period	$27	$—	$27
Reclassification Adjustments Recognized in Net Income	—	—	—

Net Foreign Currency Translation Adjustments	27	—	27

Interest Rate Swaps:
Unrealized Gain (Loss) Arising During the Period	(34)	13	(21)
Reclassification Adjustments Recognized in Net Income	—	—	—

Net Gain (Loss) on Interest Rate Swaps	(34)	13	(21)

Minimum Pension Liability:
Net Gain (Loss) on Minimum Pension Liability Arising During the Period	(5)	1	(4)
Reclassification Adjustments Recognized in Net Income	—	—	—

Net Unrealized Gain (Loss) on Minimum Pension Liability	(5)	1	(4)

Total Other Comprehensive Income (Loss)	$(12)	$14	$2

Reclassification adjustment gains and losses are included in the consolidated statements of income in “Interest Expense and Other, Net”.

NOTE 13. BORROWINGS

Borrowings consisted of the following:

(in millions)	June 30, 2014	June 30, 2013
Senior Notes due 2014, 5.125% Less Unamortized Discount of $0.1 million at June 30, 2014, Effective Rate 5.360%	$450	$448
Senior Notes due 2019, 6.375% Less Unamortized Discount of $9.4 million at June 30, 2014, Effective Rate 6.601%	691	689
Senior Notes due 2023, 3.300% Less Unamortized Discount of $2.0 million at June 30, 2014, Effective Rate 3.311%	298	298
Senior Notes due 2017, 1.450% Less Unamortized Discount of $1.7 million at June 30, 2014, Effective Rate 1.498%.	298	—
Senior Notes due 2024, 3.875% Less Unamortized Discount of $3.2 million at June 30, 2014, Effective Rate 3.895%	397	—
Senior Notes due 2044, 4.875% Less Unamortized Discount of $4.7 million at June 2014, Effective Rate 4.919%	295	—

Euro Denominated Debt, Interest Averaging 3.52% at June 30, 2014, Due in Varying Installments through 2020	10	11
Other Obligations; Interest Averaging 8.07% at June 30, 2014 and 12.43% at June 30, 2013, Due in Varying Installments through 2017	5	—

Total Borrowings	2,444	1,446
Less: Current Portion	454	2

Long-Term Portion	$1,990	$1,444

Senior Unsecured Notes. In anticipation of our spinoff from Cardinal Health, we sold $1.4 billion aggregate principal amount of senior unsecured notes in July 2009, and received net proceeds of $1.374 billion (the “July 2009 Notes”). In August 2012, we used $250 million in cash to repay upon maturity the $250 million aggregate principal amount of the 4.125% senior notes due 2012. In March 2013, we issued $300 million aggregate principal amount of 3.300% senior unsecured notes and received net proceeds of approximately $298 million (the “March 2013 Notes”). In May 2014, we issued $1 billion aggregate principal amount of senior notes and received net proceeds of approximately $990 million (the “May 2014 Notes”). In August 2014, we used a portion of the net proceeds of the May 2014 Notes, to repay upon maturity the $450 million aggregate principal amount of 5.125% senior notes due 2014. The senior notes are unsecured obligations and the discount on sale of the senior notes is amortized to interest expense utilizing the effective interest rate method.

The indentures governing the senior notes limit, among other things, our ability to incur certain secured debt and enter into certain sale and leaseback transactions. In accordance with the indentures, we may redeem the senior notes prior to maturity at a price that would equal or exceed the outstanding principal balance, as defined. In addition, if we undergo a change of control and experience a below investment grade rating event, we may be required to repurchase all of the senior notes at a purchase price equal to 101% of the principal balance plus any accrued and unpaid interest.

In connection with the issuance of the July 2009 Notes and the March 2013 Notes, we entered into separate registration rights agreements with the initial purchasers of the notes pursuant to which we agreed to file a registration statement with the SEC to conduct an exchange offer for the notes. In accordance with the registration rights agreements, we filed a Form S-4 with the SEC and conducted an exchange offer for the July 2009 Notes and the March 2013 Notes, which we completed in February 2010 and January 2014, respectively. The purpose of the exchange offers was to allow the holders of the July 2009 Notes and the March 2013 Notes, which were each issued in separate private placement transactions and were subject to transfer restrictions, to exchange their notes for new registered notes under the Securities Act that did not have these restrictions. The May 2014 Notes were offered in an underwritten public offering pursuant to an automatic shelf registration statement on Form S-3.

Euro Denominated Debt. In connection with our acquisition of Rowa in August 2011, we assumed a 9 million Euro debt facility comprised of four tranches with annual interest rates ranging from 2.65% to 3.75%.

These loans are subject to certain customary covenants and payable in quarterly or semi-annual installments, with the final payment due in September 2020. The aggregate outstanding balance on these loans was $10 million and $11 million at June 30, 2014 and June 30, 2013, respectively.

Revolving Credit Facility. In July 2011, we entered into a five year senior unsecured revolving credit facility with an aggregate available principal amount of $550 million. Effective as of December 2012, we increased the aggregate commitments available under the credit facility from $550 million to $750 million, pursuant to the exercise of the accordion feature under the credit facility. At both June 30, 2014 and June 30, 2013, we had no amounts outstanding under the credit facility.

On February 3, 2014, we drew down $50 million in principal amount under the five year senior unsecured revolving credit facility. The proceeds of the draw down were used for general corporate purposes. We repaid this loan on February 13, 2014.

Effective February 13, 2014, we amended and restated the five year senior unsecured revolving credit facility. This modification, among other things (i) extends the maturity date of the credit facility from July 6, 2016 to February 13, 2019; (ii) includes lower applicable interest rates; (iii) subject to certain conditions, provides CareFusion the option to increase the commitments under the credit facility by up to $250 million, to the extent that existing or new lenders agree to provide such additional commitments; (iv) includes a $25 million letter of credit sub-facility; and (v) provides additional flexibility for borrowings in currencies other than U.S. dollars. The other material terms of the credit facility, including covenants, remain unchanged.

Borrowings under the amended and restated credit facility bear interest at a rate per annum based upon the British Bankers Association LIBOR Rate, Federal Funds Rate, or prime rate, plus an applicable margin, which varies based upon CareFusion’s debt ratings. The amended and restated credit facility also requires us to pay a quarterly commitment fee to the lenders under the credit facility on the amount of the lender’s unused commitments thereunder based upon CareFusion’s debt ratings.

The amended and restated credit facility contains several customary covenants including, but not limited to, limitations on liens, subsidiary indebtedness, dispositions, and transactions with affiliates. In addition, the amended and restated credit facility contains financial covenants requiring us to maintain a consolidated leverage ratio of no more than 3.50:1.00 as of the end of any period of the most recent four fiscal quarters, and a consolidated interest coverage ratio of at least 3.50:1.00 as of the end of any period of the most recent four fiscal quarters. The amended and restated credit facility is subject to customary events of default, including, but not limited to, non-payment of principal or other amounts when due, breach of covenants, inaccuracy of representations and warranties, cross-default to other material indebtedness, certain ERISA-related events, certain voluntary and involuntary bankruptcy events, and change of control.

We were in compliance with all of the amended and restated revolving credit facility covenants at June 30, 2014.

Other Borrowings. We maintain other borrowings that consist primarily of additional notes, loans and capital leases, which totaled $5 million at June 30, 2014. These additional notes, loans and capital leases were not material at June 30, 2013. Obligations related to capital leases are secured by the underlying assets.

Letters of Credit and Bank Guarantees. At June 30, 2014 and June 30, 2013, we had $23 million and $24 million, respectively, of letters of credit and bank guarantees outstanding.

Future Payments. As of June 30, 2014, maturities of long-term obligations for the next five fiscal years and thereafter are as follows:

(in millions)	2015	2016	2017	2018	2019	Thereafter	Total
Maturities of Long-Term Obligations	$454	$3	$300	$2	$2	$1,683	$2,444

NOTE 14. INCOME TAXES

Income before income taxes is as follows for fiscal years ended June 30, 2014, 2013 and 2012:

	For Fiscal Years Ended June 30,
(in millions)	2014	2013	2012
United States Operations	$220	$281	$183
Non-United States Operations[1]	312	262	304

Total	$532	$543	$487

[1]	The majority of income from all foreign operations was earned by a Switzerland subsidiary.

Provision for Income Taxes. The provision (benefit) for taxes consists of the following for the fiscal years ended June 30, 2014, 2013 and 2012:

	For Fiscal Year Ended June 30,
(in millions)	2014	2013	2012
Current:
Federal	$151	$129	$80
State and Local	7	13	6
Non-United States	25	20	27

Total	183	162	113

Deferred:
Federal	(58)	(2)	10
State and Local	(3)	1	4
Non-United States	(7)	(7)	(1)

Total	(68)	(8)	13

Total Provision	$115	$154	$126

A reconciliation of the provision for taxes based on the federal statutory income tax rate to our effective income tax rate is as follows for fiscal years ended June 30, 2014, 2013 and 2012:

	For Fiscal Year Ended June 30,
	2014	2013	2012
Provision at Federal Statutory Rate	35.0%	35.0%	35.0%
State and Local Income Taxes, net of Federal Benefit	0.5	1.6	1.3
Foreign Rate Variance	(17.3)	(14.6)	(16.2)
U.S. Tax Impact on Foreign Earnings	5.0	5.8	5.9
Nondeductible/Nontaxable Items	(0.1)	(1.0)	(0.7)
Other	(1.5)	1.5	0.6

Effective Income Tax Rate	21.6%	28.3%	25.9%

As of June 30, 2014 we had an estimated $2.2 billion of undistributed earnings from non-United States subsidiaries that are intended to be indefinitely reinvested in non-United States operations. As these earnings are considered indefinitely reinvested, no incremental United States tax has been provided for these earnings. It is not practicable to estimate the amount of United States tax that might be payable if such earnings were to be remitted.

Our operations in Switzerland benefit from certain tax rulings, and to a lesser extent, certain tax incentives. Our Switzerland subsidiary qualifies for one of the federal tax regimes in Switzerland as a principal company as well as a special mixed company cantonal/communal tax regime, both of which have no expiration date. To a lesser extent, our Switzerland subsidiary also qualifies for certain federal and cantonal/communal tax holidays that are set to expire in 2015. The impact of the tax holiday decreased income taxes by approximately $8 million, $7 million, and $7 million for fiscal years 2014, 2013, and 2012, respectively. The benefit of the tax holiday on diluted earnings per share was approximately $0.04, $0.03, and $0.03 for fiscal years 2014, 2013, and 2012, respectively.

Our manufacturing operations in the Dominican Republic benefit from certain tax incentives. The impact of the tax holiday decreased income taxes by approximately $5 million for fiscal year 2014. The benefit of the tax holiday on diluted earnings per share was approximately $0.02 for fiscal year 2014. The benefit was not material for prior periods.

Deferred Tax Assets and Liabilities. Deferred income taxes arise from temporary differences between financial reporting and tax reporting bases of assets and liabilities, and operating loss and tax credit carryforwards for tax purposes. The components of the deferred income tax assets and liabilities as of June 30, 2014 and 2013 are as follows:

	June 30,
(in millions)	2014	2013
Deferred Income Tax Assets:
Receivable Basis Difference	$6	$6
Accrued Liabilities	63	60
Equity Compensation	34	40
Loss and Credit Carryforwards	25	15
Property-Related	54	39
Inventory Basis Differences	36	28
Interest	34	47
Other	34	26

Total Deferred Income Tax Assets	286	261
Valuation Allowance for Deferred Income Tax Assets	(2)	—

Net Deferred Income Tax Assets	284	261

Deferred Income Tax Liabilities:
Goodwill and Other Intangibles	(381)	(288)
Revenue on Lease Contracts	(461)	(499)
Other	(15)	(29)

Total Deferred Income Tax Liabilities	(857)	(816)

Net Deferred Income Tax Liabilities	$(573)	$(555)

Deferred tax assets and liabilities in the preceding table, after netting by taxing jurisdiction, are in the following captions in the consolidated balance sheet at June 30, 2014 and 2013:

	June 30,
(in millions)	2014	2013
Current Deferred Tax Asset[1]	$16	$77
Noncurrent Deferred Tax Asset[2]	21	8
Current Deferred Tax Liability[3]	(3)	(2)
Noncurrent Deferred Tax Liability[4]	(607)	(638)

Net Deferred Tax Liability	$(573)	$(555)

[1]	Included in “Other Current Assets”

[2]	Included in “Other Assets”

[3]	Included in “Other Accrued Liabilities”

[4]	Included in “Deferred Income Taxes”. As of June 30, 2013, temporary differences related to the Current Portion of Net Investment in Sales-Type leases amounted to $104 million, which was included in Noncurrent Deferred Tax Liability, whereas comparable amounts as of June 30, 2014, have been classified within Current Deferred Tax Liability/Assets.

At June 30, 2014, we had gross state and international loss and credit carryforwards of $47 million and $58 million, respectively, the tax effect of which is an aggregate deferred tax asset of $20 million. Substantially all of these carryforwards are available for at least three years or have an indefinite carryforward period.

Unrecognized Tax Benefits. We had $263 million and $265 million of unrecognized tax benefits at June 30, 2014 and June 30, 2013, respectively. Substantially all of the unrecognized tax benefits as of June 30, 2014, if recognized, would affect our effective tax rate.

A reconciliation of the unrecognized tax benefits for the fiscal years ended June 30, 2014, and 2013 is as follows:

	For Fiscal Year Ended June 30,
(in millions)	2014	2013
Balance at July 1	$265	$301
Additions for Tax Positions of the Current Year	19	15
Additions for Tax Positions of Prior Years	14	16
Reductions for Tax Positions of Prior Years	(26)	(9)
Expiration of the Statute of Limitations	(2)	(4)
Settlements with Tax Authorities	(7)	(54)

Balance at June 30	$263	$265

We recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense. As of June 30, 2014 and 2013, we had $89 million and $102 million, respectively, accrued for the payment of interest and penalties. These balances are gross amounts before any tax benefits and are included in other liabilities in the consolidated balance sheets. For the year ended June 30, 2014, we recognized $19 million of interest and penalties in the consolidated statements of income.

During the quarter ended September 30, 2008, Cardinal Health received an IRS Revenue Agent’s Report for the fiscal years 2003 through 2005 that included Notices of Proposed Adjustment for additional taxes related to transfer pricing arrangements between foreign and domestic subsidiaries and the transfer of intellectual property among our subsidiaries. The amount of additional tax proposed by the IRS in these notices totaled $462 million, excluding penalties and interest. During the quarter ended June 30, 2013, we and Cardinal Health entered into a closing agreement with the IRS to effectively settle $450 million of the $462 million of additional tax proposed by the IRS related to the transfer of intellectual property among our subsidiaries. In connection with the settlement, we agreed to pay $80 million ($69 million net of tax) including $26 million of interest. During the quarter ended September 30, 2013, we and Cardinal Health entered into a second closing agreement with the IRS to resolve the remaining tax uncertainties. As part of the second closing agreement, we agreed to pay $12 million ($11 million net of tax) including $5 million of interest, which is reflected in our financial results for the year ended June 30, 2014.

During the quarter ended December 31, 2010, we received an IRS Revenue Agent’s Report for fiscal years 2006 and 2007 that included Notices of Proposed Adjustment for additional taxes related to transfer pricing arrangements between foreign and domestic subsidiaries. Additionally, during the quarter ended March 31, 2014, we received Notices of Proposed Adjustment for fiscal years 2008 and 2009 for additional taxes related to certain foreign earnings. We and Cardinal Health disagree with the IRS regarding its application of the United States Treasury regulations to the arrangements under review and the valuations underlying such adjustments and intend to vigorously contest them. The tax matters agreement that we entered into with Cardinal Health in connection with the spinoff generally provides that the control of audit proceedings and payment of any additional liability related to our business is our responsibility. We are currently before the IRS Appeals office for fiscal years 2006 and 2007, and continue to engage in substantive discussions related to these fiscal years. Upon completion of the IRS audit for fiscal years 2008 and 2009, we expect to appeal the Notices of Proposed Adjustment related to the taxation of certain foreign earnings.

We are currently subject to IRS audits for fiscal years 2008 through 2012. The IRS audits for fiscal years 2008 and 2009, and the short period July 1, 2009 through August 31, 2009, are part of Cardinal Health’s tax audit of its federal consolidated returns covering periods prior to our spinoff from Cardinal Health. The IRS audits for the short period September 1, 2009 through June 30, 2010, and fiscal years 2011 and 2012, relate to federal consolidated returns filed by us following our spinoff from Cardinal Health.

It is reasonably possible that the amount of unrecognized tax benefits will significantly change due to one or more of the following events in the next twelve months: expiring statutes, audit activity, tax payments, other activity, or final decisions in matters that are the subject of controversy in various taxing jurisdictions in which we operate. The majority of this possible change relates to issues involving transfer pricing among our subsidiaries. Depending upon open tax examinations and/or the expiration of applicable statutes of limitation, we believe that the total amount of unrecognized tax benefits may decrease in an amount not expected to exceed $100 million a portion of which, if recognized upon audit settlement, statute expiration, or other activity, would affect the 2015 effective tax rate.

We believe that we have provided adequate tax reserves for these matters. However, if upon the conclusion of these audits, the ultimate determination of taxes owed is for an amount that is materially different than our current reserves, our overall tax expense and effective tax rate may be materially impacted in the period of adjustment.

NOTE 15. COMMITMENTS AND CONTINGENCIES

In addition to commitments and obligations in the ordinary course of business, we are subject to various claims, other pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. We assess contingencies to determine the degree of probability and range of possible loss for potential accrual or disclosure in our consolidated financial statements. An estimated loss contingency is accrued in our consolidated financial statements if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Because litigation is inherently unpredictable and unfavorable resolutions could occur, assessing contingencies is highly subjective and requires judgments about future events. When evaluating contingencies, we may be unable to provide a meaningful estimate due to a number of factors, including the procedural status of the matter in question, the presence of complex or novel legal theories, and/or the ongoing discovery and development of information important to the matters. In addition, damage amounts claimed in litigation against us may be unsupported, exaggerated or unrelated to reasonably possible outcomes, and as such are not meaningful indicators of our potential liability. We regularly review contingencies to determine the adequacy of our accruals and related disclosures. The amount of ultimate loss may differ from these estimates. It is possible that cash flows or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies. Whether any losses finally determined in any claim, action, investigation or proceeding could reasonably have a material effect on our business and financial condition will depend on a number of variables, including: the timing and amount of such losses; the structure and type and significance of any remedies; and the unique facts and circumstances of the particular matter that may give rise to additional factors.

Administrative Subpoenas. In April 2011, we received a federal administrative subpoena from the U.S. Department of Justice (“Department of Justice”) through the U.S. Attorney for the District of Kansas. In addition, in September 2011, we received a federal administrative subpoena from the Office of Inspector General (“OIG”) of the Department of Health and Human Services. In August 2012, we received another federal subpoena from the Department of Justice containing additional information requests. All three subpoenas request documents and other materials that relate primarily to our sales and marketing practices for our ChloraPrep skin preparation product and information regarding our relationships with healthcare professionals. In April 2013, we announced that we had reached an agreement in principle to pay the government approximately $41 million to resolve the government’s allegations. In connection with these matters, we also entered into a non-prosecution agreement and agreed to continue to cooperate with the government. During the year ended June 30, 2013, we recorded a charge to establish a reserve for the amount of the expected payment. In January 2014, we entered into a final settlement agreement with the government, and we paid the settlement.

FDA Consent Decree. We are operating under an amended consent decree with the FDA related to our infusion pump business in the United States. We entered into a consent decree with the FDA in February 2007 related to our Alaris SE pumps, and in February 2009, we and the FDA amended the consent decree to include all infusion pumps manufactured by or for CareFusion 303, Inc., our subsidiary that manufactures and sells infusion pumps in the United States. The amended consent decree does not apply to intravenous administration sets and accessories.

While we remain subject to the amended consent decree, which includes the requirements of the consent decree, we have made substantial progress in our compliance efforts. In accordance with the consent decree, we reconditioned Alaris SE pumps that had been seized by the FDA, remediated Alaris SE pumps in use by customers, and had an independent expert inspect the Alaris SE pump facilities and provide a certification to the FDA as to compliance. As a result of these efforts, in January 2010, we announced that the FDA had given us permission to resume the manufacturing and marketing of our Alaris SE pumps. In accordance with the amended consent decree, and in addition to the requirements of the original consent decree, we also implemented a corrective action plan to bring the Alaris System and all other infusion pumps in use in the United States market into compliance, had our infusion pump facilities inspected by an independent expert, and had our recall procedures and all ongoing recalls involving our infusion pumps inspected by an independent recall expert. In July 2010, the FDA notified us that we could proceed to the audit inspection phase of the amended consent decree, which included the requirement to retain an independent expert to conduct periodic audits of our infusion pump facilities over a four-year period. While we are no longer subject to these periodic audits, the FDA maintains the ability to conduct inspections of our infusion pump facilities. In addition, the amended consent decree authorizes the FDA, in the event of any violations in the future, to order us to cease manufacturing and distributing, recall products and take other actions. We may be required to pay damages of $15,000 per day per violation if we fail to comply with any provision of the amended consent decree, up to $15 million per year.

We cannot currently predict the outcome of this matter, whether additional amounts will be incurred to resolve this matter, if any, or the matter’s ultimate impact on our business. We may be obligated to pay more costs in the future because, among other things, the FDA may determine that we are not fully compliant with the amended consent decree and therefore impose penalties under the amended consent decree, and/or we may be subject to future proceedings and litigation relating to the matters addressed in the amended consent decree. As of June 30, 2014, we do not believe that a loss is probable in connection with the amended consent decree, and accordingly, we have no reserves associated with compliance with the amended consent decree.

Other Matters. In addition to the matters described above, we also become involved in other litigation and regulatory matters incidental to our business, including, but not limited to, product liability claims, employment matters, commercial disputes, intellectual property matters, inclusion as a potentially responsible party for environmental clean-up costs, and litigation in connection with acquisitions and divestitures. We intend to defend ourselves in any such matters and do not currently believe that the outcome of any such matters will have a material adverse effect on our financial condition, results of operations or cash flows.

We may also determine that products manufactured or marketed by us, or our sales and marketing practices for such products, do not meet our specifications, published standards or regulatory requirements. When a quality or regulatory issue is identified, we investigate the issue and take appropriate corrective action. We may be required to report such issues to regulatory authorities, which could result in fines, sanctions or other penalties. In some cases, we may also withdraw a product from the market, correct a product at the customer location, notify the customer of revised labeling and take other actions. We have recalled, and/or conducted field alerts relating to, certain of our products from time to time. These activities can lead to costs to repair or replace affected products, temporary interruptions in product sales and action by regulators, and can impact reported results of operations. We currently do not believe that these activities (other than those specifically disclosed herein) have had or will have a material adverse effect on our business or results of operations.

Commitments. The future minimum rental payments for operating leases having initial or remaining non-cancelable lease terms in excess of one year as of June 30, 2014, are as follows:

(in millions)	2015	2016	2017	2018	2019	Thereafter	Total
Minimum Rental Payments	$34	$31	$27	$13	$8	$16	$129

Rental expense relating to operating leases was approximately $54 million, $55 million and $54 million in fiscal years 2014, 2013 and 2012, respectively. Sublease rental income was not material for any period presented.

NOTE 16. FINANCIAL INSTRUMENTS

We use derivative instruments to partially mitigate our business exposure to foreign currency exchange and interest rate risk. We may enter into foreign currency forward contracts to offset some of the foreign exchange risk of expected future cash flows on certain forecasted revenues and expenses and on certain assets and liabilities. We hedge foreign currency exposure up to a maximum period of twelve months. We may also enter into interest rate swap agreements to manage variability of expected future cash flows and interest expense related to our existing debt, and future debt issuances.

The following table summarizes the fair value of our assets and liabilities related to derivative instruments as of June 30, 2014 and June 30, 2013:

(in millions)	June 30, 2014	June 30, 2013
Assets:
Derivatives Designated as Hedging Instruments:
Forward Interest Rate Swap Agreements[1]	$—	$34

Total Assets	$—	$34

Liabilities:
Derivatives Designated as Hedging Instruments:
Forward Interest Rate Swap Agreements[2]	$—	$—

Total Liabilities	$—	$—

[1]	All forward interest rate swap agreements classified as derivative assets are recorded as “Other Current Assets” or “Other Assets” in the consolidated balance sheets.

[2]	All forward interest rate swap agreements classified as derivative liabilities are recorded as “Other Liabilities” in the consolidated balance sheets.

The following is a summary of all unsettled derivative instruments and the associated amount we would have paid or received to terminate these contracts based on market prices for the same or similar instruments, as of June 30, 2014 and June 30, 2013:

	June 30, 2014		June 30, 2013
(in millions)	Notional Amount	Fair Value Gain	Notional Amount	Fair Value Gain
Foreign Currency Forward Contracts	$60	$—	$71	$—
Interest Rate Swap Agreements	—	—	450	34

Total	$60	$—	$521	$34

Cash Flow Hedges. We enter into foreign currency forward contracts to protect the value of anticipated foreign currency revenues and expenses associated with certain forecasted transactions. We also enter into interest rate swap contracts to manage variability of expected future cash flows from changing interest rates. These derivative instruments are designated and qualify as cash flow hedges. Accordingly, the effective portion of the gain (loss) on the derivative instrument is reported as a component of Accumulated Other Comprehensive Income (“AOCI”) and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period during which the hedged transaction affects earnings. The ineffective portion of the gain (loss) on the derivative instrument is recognized in earnings immediately. The impact of foreign currency forward contract cash flow hedges is included in the consolidated statements of cash flows in “Other Accrued Liabilities and Operating Items, Net”.

No foreign currency forward contracts were outstanding at June 30, 2014 and 2013. At June 30, 2013, we also held forward interest rate swap contracts to hedge probable, but not firmly committed, future transactions associated with our debt.

The following table shows the notional amount of the outstanding cash flow hedges as of June 30, 2014 and June 30, 2013:

	June 30, 2014	June 30, 2013
(in millions)	Notional Amount	Notional Amount
Foreign Currency Forward Contracts	$—	$—
Interest Rate Swap Agreements	—	450

Total	$—	$450

During the year ended June 30, 2012, we entered into forward interest rate swap agreements with the aggregate notional amount totaling $750 million. During the year ended June 30, 2013, the forward interest swap agreement with an aggregate notional amount totaling $300 million was settled. During the year ended June 30, 2014, the forward interest swap agreement with an aggregate notional amount totaling $450 million was settled. During the year ended June 30, 2014, we entered into a forward interest rate swap agreement with an aggregate notional amount totaling $220 million, which was settled in May 2014. This agreement hedged the variability in future interest rates due to changes in the benchmark interest rate.

Credit risk of these contracts was not material as of June 30, 2013. The unrealized net gain included in AOCI on the consolidated balance sheet was not material at June 30, 2014, and the unrealized net gain was $34 million at June 30, 2013. The amounts reclassified from AOCI to the consolidated statements of income for the fiscal years ended June 30, 2014 and 2013 were not material. The amount of ineffectiveness associated with these derivative instruments was not material.

Fair Value (Non-Designated) Hedges. We enter into foreign currency forward contracts to manage foreign exchange exposure related to intercompany financing transactions and other balance sheet items subject to revaluation that do not meet the requirements for hedge accounting treatment. Accordingly, these derivative instruments are adjusted to current market value at the end of each period. The gain (loss) recorded on these instruments is substantially offset by the remeasurement adjustment on the foreign currency denominated asset or liability. The settlement of the derivative instrument and the remeasurement adjustment on the foreign currency denominated asset or liability are both recorded in the consolidated statements of income in “Interest Expense and Other, Net”. The maximum period of time that we hedge exposure for foreign currency fair value hedges is 31 days.

The following table summarizes the notional amount of the fair value hedges outstanding as of June 30, 2014 and June 30, 2013:

	June 30, 2014	June 30, 2013
(in millions)	Notional Amount	Notional Amount
Foreign Currency Forward Contracts	$60	$71

The following table summarizes the gain (loss) recognized in earnings for fair value hedges for the fiscal years 2014, 2013 and 2012:

	For Fiscal Year Ended June 30,
(in millions)	2014	2013	2012
Foreign Currency Forward Contracts	$(4)	$1	$(1)

NOTE 17. FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis. The following table presents information about our financial assets and liabilities that are measured at fair value on a recurring basis, and indicates the fair value hierarchy of the valuation techniques we utilize to determine such fair value at June 30, 2014 and 2013:

	As of June 30, 2014
(in millions)	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash Equivalents	$1,988	$1,988	$—	$—
Other Investments	25	22	3	—

Total Financial Assets	$2,013	$2,010	$3	$—

Financial Liabilities:
Contingent Consideration	8	—	—	8

Total Financial Liabilities	$8	$—	$—	$8

	As of June 30, 2013
(in millions)	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash Equivalents	$1,552	$1,552	$—	$—
Other Investments	19	19	—	—
Assets-Interest Rate Swap Agreements	34	—	34	—

Total Financial Assets	$1,605	$1,571	$34	$—

Financial Liabilities:
Contingent Consideration	5	—	—	5

Total Financial Liabilities	$5	$—	$—	$5

The cash equivalents balance is comprised of highly liquid investments purchased with a maturity of three months or less from the original purchase date. The other investments balance includes investments in mutual funds classified as “Other Assets” in the consolidated balance sheets, all related to our deferred compensation plan. Both the cash equivalents and other investments classified as Level 1 were valued based on quoted market prices for identical instruments. Assets classified as Level 2 relate to a portion of other investments not classified as Level 1, foreign currency forward contracts, and interest rate swap agreements. The fair value of other investments classified as Level 2 is determined based on quoted market prices for similar instruments or observable inputs other than quoted market prices. The fair value of foreign currency forward contracts is determined by using observable market spot rates and forward points adjusted by risk-adjusted discount rates. The fair value of interest rate swap agreements is determined by using methodologies similar in nature to those of our foreign currency forward contracts. The value of our derivatives represents the present value of amounts estimated to be received for the assets at the measurement date from a marketplace participant in settlement of these instruments. See note 16 to the consolidated financial statements. The amount of assets classified as Level 3 at June 30, 2014 and 2013 were not material.

Liabilities classified as Level 3 relate to business combination contingent consideration arrangements and are recorded within either “Other Accrued Liabilities” or “Other Liabilities” in the consolidated balance sheets based on the timing of the associated underlying payments. The corresponding purchase agreements require future payments based on the achievement of certain post-combination performance metrics of the acquired businesses, such as net revenues, gross profit, or date of first commercial sale. The fair values of the expected future payments to be made are primarily estimated by utilizing a Monte Carlo valuation model involving the use of significant unobservable inputs. The future estimated payments are recorded at present value using discount rates adjusted for the level of risk commensurate with each acquired business, and are re-measured at each reporting period. Changes in the estimated fair values of future payments are recorded in the consolidated statements of income in either “Selling, General and Administrative Expense” or “Research and Development Expense” based on the nature of each acquired business.

The following table summarizes the changes in liabilities classified as contingent consideration:

(in millions)	Total
Future Gross Expected Payments at June 30, 2013	$13

Carrying Value at June 30, 2013	$5
Acquisition Date Fair Value of Contingent Consideration	2
Change in Fair Value Included in Expense	1
Payments	—

Carrying Value at June 30, 2014	$8

Future Gross Expected Payments at June 30, 2014	$16

Other Instruments. The estimated fair value of our long-term obligations and other short-term borrowings was $2,588 million and $1,572 million as of June 30, 2014 and June 30, 2013, respectively, as compared to the net carrying amounts of $2,444 million and $1,446 million at June 30, 2014 and June 30, 2013, respectively. The fair value of our senior notes at June 30, 2014 and June 30, 2013 was based on quoted market prices, which involved the use of Level 1 inputs. The fair value of the other obligations at June 30, 2014 and June 30, 2013, was based on the quoted market prices for either the same or similar debt, which involved the use of observable Level 2 inputs. The fair value of the Rowa debt facility at June 30, 2014, was determined using a discounted cash flow analysis, which approximated its carrying value. We considered the interest rates of European instruments with similar maturity dates, which involved the use of significant unobservable Level 3 inputs. See note 13 for further information.

NOTE 18. SEGMENT INFORMATION

As discussed in note 1, in order to better align our operating and reportable segments with the manner in which we organize our business, commencing in the quarter ended September 30, 2011, we re-segmented our business into two new segments: Medical Systems and Procedural Solutions. Additionally, during the quarter ended September 30, 2012, we reclassified our respiratory diagnostics products from the Procedural Solutions segment into the Medical Systems segment within the Respiratory Technologies business line. Our operations are principally managed on a products and services basis, and the Medical Systems and Procedural Solutions segments focus primarily on our medical equipment business lines and disposable products business lines, respectively. Financial information for all periods presented has been reclassified to reflect these changes to our operating and reportable segments.

We report segment information based on the management approach. The management approach designates the internal reporting used by the Chief Operating Decision Maker (“CODM”), for making decisions and assessing performance as the source of our reportable segments. The CODM is our Chief Executive Officer. The CODM allocates resources to and assesses the performance of each operating segment using information about its revenues and operating income (loss) before interest and taxes. We have determined our reportable segments as follows based on the information used by the CODM.

Medical Systems. The Medical Systems segment is organized around our medical equipment business lines. Within the Medical Systems segment, we operate our Dispensing Technologies, Infusion Systems and Respiratory Technologies business lines. The Dispensing Technologies business line includes equipment and related services for medication and supply dispensing. The Infusion Systems business line includes infusion pumps and dedicated disposable infusion sets and accessories. The Respiratory Technologies business line includes respiratory ventilation and diagnostics equipment and dedicated consumables used during respiratory diagnostics and therapy. We also include our data mining surveillance service business within the Medical Systems segment, which we report as “Other.”

Procedural Solutions. The Procedural Solutions segment is organized around our disposable products and reusable surgical instruments business lines. Within the Procedural Solutions segment, we operate our Infection Prevention, Medical Specialties and Specialty Disposables business lines. The Infection Prevention business line includes single-use skin antiseptic and other patient-preparation products and specialty IV infusion valves, administration sets and accessories. The Medical Specialties business line includes interventional specialty products used for biopsy, drainage and other procedures, as well as reusable surgical instruments. The Specialty Disposables business line includes non-dedicated disposable ventilator circuits and oxygen masks used for providing respiratory therapy, as well as single-use consumables for respiratory care and anesthesiology.

We evaluate the performance of our operating segments based upon, among other things, segment profit. Segment profit is segment revenue less segment cost of products sold, SG&A expenses, research and development expenses and restructuring and acquisition integration charges. With the exception of testing for goodwill impairment, we do not identify or allocate assets by operating segment; accordingly, certain segment related disclosures with respect to assets have been omitted. See note 11.

The following table presents information about our reportable segments for the fiscal years ended June 30, 2014, 2013 and 2012, net of reclassification adjustments to conform to the current period presentation:

(in millions)	Medical Systems	Procedural Solutions[2]	Total
Fiscal Year 2014:
External Revenues	$2,394	$1,448	$3,842
Depreciation and Amortization	128	72	200
Segment Profit	433	188	621

Fiscal Year 2013:
External Revenues	$2,329	$1,221	$3,550
Depreciation and Amortization	131	53	184
Segment Profit[1]	471	189	660

Fiscal Year 2012:
External Revenues	$2,439	$1,159	$3,598
Depreciation and Amortization	145	53	198
Segment Profit	439	135	574

[1]	During the fiscal year ended June 30, 2013, we recorded a $41 million charge to establish a reserve in connection with the agreement in principle to resolve the previously disclosed government investigations related to prior sales and marketing practices for our ChloraPrep skin preparation product and relationships with healthcare professionals. In January 2014, we entered into a final settlement agreement with the government, and we paid the settlement. These amounts have not been allocated to segment results.

[2]	Segment results for the fiscal years ended June 30, 2012, have been adjusted for discontinued operations. See note 2.

A reconciliation of total segment profit to income before income tax is presented below for the fiscal years ended June 30, 2014, 2013, and 2012, net of adjustments for discontinued operations:

(in millions)	2014	2013	2012
Total Segment Profit	$621	$660	$574
Reserve for Expected Government Settlement	—	(41)	—

Operating Income	621	619	574
Interest Expense and Other, Net	89	76	87

Income Before Income Tax	$532	$543	$487

The following table presents revenue and net property and equipment by geographic area, net of adjustments for discontinued operations:

	Revenue			Property and Equipment, Net
	For Fiscal Year Ended June 30,			June 30,
(in millions)	2014	2013	2012	2014	2013
United States	$2,956	$2,781	$2,808	$329	$304
International	886	769	790	119	105

Total	$3,842	$3,550	$3,598	$448	$409

The following table presents the revenue information for select business lines within each of the segments for the fiscal years ended June 30, 2014, 2013 and 2012:

	Fiscal Year Ended June 30,
(in millions)	2014	2013	2012
Medical Systems
Dispensing Technologies	$954	$993	$1,038
Infusion Systems	1,037	916	955
Respiratory Technologies[1]	377	393	420
Other	26	27	26

Total Medical Systems	$2,394	$2,329	$2,439
Procedural Solutions
Infection Prevention	$656	$594	$576

Medical Specialties	364	344	317
Specialty Disposables	428	283	266

Total Procedural Solutions	$1,448	$1,221	$1,159
Total CareFusion	$3,842	$3,550	$3,598

[1]	Includes the respiratory diagnostics product line. See note 1.

NOTE 19. PRODUCT WARRANTIES

We offer warranties on certain products for various periods of time. We accrue for the estimated cost of product warranties at the time revenue is recognized. Our product warranty liability reflects management’s best estimate of probable liability based on current and historical product sales data and warranty costs incurred.

The table below summarizes the changes in the carrying amount of the liability for product warranties for the fiscal years ended June 30, 2014 and 2013:

(in millions)	Total
Balance at June 30, 2012	$31
Warranty Accrual	10
Warranty Claims Paid	(19)
Adjustments to Preexisting Accruals	(4)

Balance at June 30, 2013	18
Warranty Accrual	13
Warranty Claims Paid	(15)
Adjustments to Preexisting Accruals	—

Balance at June 30, 2014	$16

As of June 30, 2014, 2013 and 2012, approximately $3 million, $6 million and $18 million, respectively, of the ending liability balances related to accruals for product recalls.

NOTE 20. SHARE-BASED COMPENSATION

Long-Term Incentive Plan. We maintain a stock incentive plan that provides for awards of non-qualified and incentive stock options, restricted stock and restricted stock units and performance stock units for the benefit of certain of our officers, directors and employees. Under CareFusion’s 2009 Long-Term Incentive Plan (the “Plan”), there are 40.0 million shares of common stock reserved and authorized for issuance. At June 30, 2014, awards (net of prevesting forfeitures) have been granted with respect to 27.3 million shares of the 40.0 million reserved shares, with 12.7 million shares available for future awards. The number of shares to be issued in connection with performance stock units is not determined until the end of their respective performance period and is therefore included at the current estimate of payout shares. New shares are issued for settlement of awards under the Plan.

At the time of the spinoff, Cardinal Health converted or adjusted outstanding stock options, restricted stock and restricted stock units (collectively, “share-based awards”) with respect to Cardinal Health common shares held by Cardinal Health and CareFusion employees. The manner of conversion for each employee was determined based on the date of the original share-based grant and the employment status of the employee at the spinoff date of August 31, 2009.

We are responsible for fulfilling all share-based awards related to CareFusion common stock, and Cardinal Health is responsible for fulfilling all share-based awards related to Cardinal Health common shares, regardless of whether the employee holding the share-based award is an employee of CareFusion or Cardinal Health. We record share-based compensation expense for the share-based awards with the offsetting impact recorded to “Additional Paid-In Capital” in our consolidated balance sheets.

Stock Options. Under the Plan, stock options generally vest in equal annual installments over three years and are exercisable for periods up to seven years from the date of grant at a price equal to the fair market value of CareFusion’s common stock at the date of grant.

A summary of CareFusion stock option activity related to CareFusion and Cardinal Health employees for the fiscal year ended June 30, 2014 is as follows. With respect to the Cardinal Health stock options granted prior to September 26, 2007, the converted CareFusion stock options retained the vesting schedule and expiration date of the original Cardinal Health stock options.

(in millions, except per share amounts)	Shares Subject to Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Vested and unvested expected to vest, June 30, 2013	10.4	$26.55	3.77	$107

Balance at June 30, 2013	10.5	$26.43	3.78	$109
Granted	2.0	$36.19
Exercised	(4.3)	$27.60
Canceled/Forfeited	(0.4)	$31.99

Outstanding, June 30, 2014	7.8	$28.02	4.29	$127

Vested and unvested expected to vest, June 30, 2014	7.6	$27.98	4.24	$124

Exercisable, June 30, 2014	3.9	$25.40	3.21	$74

The following table summarizes activity related to CareFusion stock options exercised during the fiscal years ended June 30, 2014, 2013 and 2012:

	Fiscal Year Ended June 30,
(in millions)	2014	2013	2012
Proceeds From Stock Options Exercised	$115	$67	$14
Intrinsic Value of Stock Options Exercised	$54	$31	$4
Tax Benefit Related to Stock Options Exercised	$17	$10	$1

The fair value of stock options granted by CareFusion during the fiscal years ended June 30, 2014, 2013, and 2012 was valued by CareFusion utilizing a Black-Scholes-Merton valuation model.

The following assumptions were utilized in deriving the fair value for awards granted under the Black-Scholes-Merton model for the fiscal years ended June 30, 2014, 2013 and 2012:

	Fiscal Year Ended June 30,
	2014	2013	2012
Risk Free Interest Rate	1.45% - 1.48%	0.75%	0.75% - 0.96%
Expected Term (years)	5.0	5.0	5.0
Volatility	27.5%	32.0%	31.3%
Dividend Yield	— %	— %	— %
Weighted-Average Grant Date Fair Value	$9.76	$7.84	$7.45

Black-Scholes-Merton. The risk-free rate is based on a United States Treasury equivalent instrument with the same term as the expected term. The expected term of the stock option represents the estimated period of time until exercise and is based on the vesting period of the award and the estimated exercise patterns of employees. Volatility is based on actual CareFusion experience, as well as historical volatility of a peer group of companies that have similar revenues, earnings and market capitalization, and operate in the same industry as CareFusion. Volatility is based on the approximate expected term of the stock options. We do not currently plan to pay dividends on our common stock and therefore the dividend yield percentage is set at zero.

The Black-Scholes-Merton option valuation model was developed for use in estimating the fair value of traded stock options which have no vesting restrictions and are fully transferable, and includes management’s estimates of the relative inputs. Though we believe this is the best valuation technique for our stock options, our estimate of fair value may differ from other valuation models.

Restricted Stock and Restricted Stock Units. Under the Plan, restricted stock and restricted stock units (“restricted stock awards”) generally vest in equal installments over three years. The fair value of restricted stock awards is based on the closing price of our common stock on the date of grant. Certain restricted stock unit awards are also subject to satisfying performance conditions. Once the likelihood of achieving the performance conditions for these shares is determined to be probable, compensation expense is recorded. The weighted-average grant date fair values of restricted stock awards granted was $36.96, $27.83 and $25.48 for the fiscal years ended June 30, 2014, 2013 and 2012, respectively.

With respect to restricted stock awards granted prior to September 26, 2007, the converted CareFusion restricted stock awards retained the vesting schedule of the original Cardinal Health restricted stock awards. A summary of CareFusion restricted stock awards related to CareFusion and Cardinal Health employees for the fiscal year ended June 30, 2014 is as follows:

(in millions, except per share amounts)	Shares	Weighted- Average Grant Date Fair Value
Balance at June 30, 2013	2.8	$26.17
Granted	1.1	$36.96

Vested	(1.3)	$25.29
Forfeited	(0.2)	$30.33

Outstanding, June 30, 2014	2.4	$31.41

Performance Stock Units. Performance stock units provide share-based compensation to participants for which vesting is contingent upon company performance relative to specific financial targets, as defined in the award agreements. The amount of compensation expense recognized, as well as the period over which the awards are expected to vest, are based on management’s estimate of the most likely outcome.

In the fiscal year ended June 30, 2011 we granted performance stock units (the “Fiscal 2011 PSUs”) to our new Chief Executive Officer with respect to 450,094 shares of CareFusion common stock. For the Fiscal 2011 PSUs, we established performance goals based on market conditions associated with stock price appreciation, with vesting upon the three year anniversary of the grant date based on the extent certain stock price targets are met. The Fiscal 2011 PSUs were granted in five tranches, with the vesting of each tranche contingent upon future closing prices of the company’s common stock. Achievement of each average closing price target was determined based upon the arithmetic mean of the closing share prices from the date the price target is first met through the nineteenth trading day thereafter.

The following table depicts the performance target associated with each tranche of the Fiscal 2011 PSU’s:

Tranche		Average Closing Price Target (per share)
1	≥	$30.00
2	≥	$35.00
3	≥	$40.00
4	≥	$45.00
5	≥	$50.00

The Fiscal 2011 PSUs provided for payout upon the three year anniversary of the grant date only if the performance target for a tranche was achieved between one and three years following the grant date, and the awardee remained in continuous employment through such date. The fair value of the Fiscal 2011 PSUs was determined by utilizing a Monte Carlo valuation model. Compensation expense for the Fiscal 2011 PSUs is recorded in the consolidated statements of income over the estimated vesting period of approximately three years. As the awardee remained in continuous service, and CareFusion common stock achieved the specific closing price targets associated with Tranche 1, Tranche 2, and Tranche 3, the Fiscal 2011 PSUs vested as to an aggregate of 246,697 shares on February 15, 2014. As the closing price targets were not met for Tranche 4 and Tranche 5, an aggregate of 203,397 PSUs associated with these tranches did not vest and were terminated.

In the fiscal years ended June 30, 2014, 2013 and 2012, we granted performance stock units (the “EPS PSUs”) to members of management. For the EPS PSUs, we established performance goals based on the achievement of the

Compounded Annual Growth Rate (“CAGR”) of the company’s fully diluted, adjusted earnings per share (“EPS”) over the three year performance period. The payout amount of EPS PSUs will vary between 0% — 200% of a target number of shares of common stock based on performance relative to the target established for CAGR during the performance period. No payout is earned if the minimum CAGR performance target is not achieved. The fair value of the EPS PSUs is based on the closing price of the company’s common stock on the date of grant. Compensation expense for the EPS PSUs is recorded in the consolidated statements of income over the vesting period of three years.

A summary of performance stock unit activity for the fiscal year ended June 30, 2014 is as follows:

(in millions, except per unit amounts)	Performance Stock Units[1]	Weighted- Average Grant Date Fair Value
Balance at June 30, 2013	0.8	$20.25
Granted	0.2	$36.17
Vested	(0.2)	$16.00
Forfeited	(0.3)	$28.10

Outstanding, June 30, 2014	0.5	$24.46

[1]	Based on target number of shares of common stock subject to each grant of performance stock units.

Monte Carlo. The risk-free rate, volatility, and dividend yield percentage utilized in estimating the fair value of the Fiscal 2011 PSUs approximate those used in the Black-Scholes-Merton stock option valuation model above. The expected term of the performance stock unit is based on the estimated vesting period of the award.

The Monte Carlo valuation model was developed for use in estimating the fair value of Fiscal 2011 PSUs and includes management’s estimates of the relative inputs. Though we believe this is the best valuation technique for the Fiscal 2011 PSUs, our estimate of fair value may differ from other valuation models.

Accounting for Share-Based Compensation. Expense for share-based payment transactions with employees is recognized in the consolidated statements of income over the period during which an employee provides the requisite service in exchange for the award, based on their award’s fair value. Most stock options and restricted stock and restricted stock units vest ratably over a vesting period of three years. Share-based compensation expense associated with these graded-vesting awards is recognized using the straight-line method over the vesting period. Stock options generally have a seven year contractual term. Total pre-tax share-based compensation expense was approximately $58 million, $53 million and $51 million for the fiscal years ending June 30, 2014, 2013 and 2012, respectively. The income tax benefit related to the share-based compensation expense was approximately $19 million for the fiscal years ended June 30, 2014, 2013, and 2012, respectively. We classify share-based compensation within SG&A expense to correspond with the same line item as the majority of the cash compensation paid to employees.

As of June 30, 2014, our total unrecognized share-based compensation expense related to nonvested share-based compensation awards, adjusted for estimated forfeitures, was $57 million. This compensation expense is expected to be recognized over a weighted-average period of approximately three years.

Because share-based compensation amounts related to employees of the Nicolet business, which is classified as discontinued operations, were not material for any period presented, we have not segregated them from continuing operations in this note. See note 2 for a detailed discussion.

NOTE 21. EMPLOYEE SAVINGS PLAN

Substantially all of our domestic non-union employees are eligible to be enrolled in the company-sponsored retirement savings plans, which include features under Section 401(k) of the Code and provide for company matching. Contributions to the plans are determined by our board of directors and are subject to certain minimum requirements as specified in the plans. The total expense for our employee retirement benefit plans was $26 million, $24 million and $42 million for fiscal years 2014, 2013 and 2012, respectively.

NOTE 22. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is selected quarterly financial data for fiscal years 2014 and 2013.

(in millions, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal Year 2014
Revenue	$830	$922	$968	$1,122
Gross Profit	423	466	472	547
Selling, General and Administrative Expenses	248	257	258	298
Income from Continuing Operations	78	97	102	140
Net Income	78	97	102	140
Per Share Amounts:[1]
Basic Earnings per Common Share:
Continuing Operations	$0.36	$0.46	$0.49	$0.68
Basic Earnings per Common Share	$0.36	$0.46	$0.49	$0.68
Diluted Earnings per Common Share:
Continuing Operations	$0.36	$0.45	$0.48	$0.67
Diluted Earnings per Common Share	$0.36	$0.45	$0.48	$0.67
Weighted-Average Number of Common Shares Outstanding:
Basic	214.0	210.5	208.0	206.4
Diluted	217.4	213.7	211.1	209.6

[1]	Basic and diluted earnings per share are computed independently for each of the components and quarters presented. Therefore, the sum of quarterly basic and diluted per share information may not equal annual basic and diluted earnings per share. Additionally, the sum of the per share components within the quarters may not equal the per share amounts presented.

(in millions, except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal Year 2013
Revenue	$837	$909	$901	$903
Gross Profit	436	471	476	467
Selling, General and Administrative Expenses	244	249	244	243
Income from Continuing Operations[1]	87	108	84	110
Loss from Discontinued Operations, Net of Tax	(3)	—	—	(1)
Net Income	84	108	84	109
Per Share Amounts:[2]
Basic Earnings (Loss) per Common Share:
Continuing Operations	$0.39	$0.49	$0.38	$0.50
Discontinued Operations	$(0.01)	$—	$—	$(0.01)
Basic Earnings per Common Share	$0.38	$0.49	$0.38	$0.50
Diluted Earnings (Loss) per Common Share:
Continuing Operations	$0.39	$0.48	$0.37	$0.49
Discontinued Operations	$(0.01)	$—	$—	$(0.01)
Diluted Earnings per Common Share	$0.37	$0.48	$0.37	$0.49
Weighted-Average Number of Common Shares Outstanding:
Basic	221.9	222.6	222.5	217.8
Diluted	224.4	224.9	225.6	221.2

[1]	Financial results for the third quarter include a $41 million charge to establish a reserve in connection with the agreement in principle to resolve the previously disclosed government investigations related to prior sales and marketing practices for our ChloraPrep skin preparation product and relationships with healthcare professionals. In January 2014, we entered into a final settlement agreement with the government and we paid the settlement.

[2]	Basic and diluted earnings per share are computed independently for each of the components and quarters presented. Therefore, the sum of quarterly basic and diluted per share information may not equal annual basic and diluted earnings per share. Additionally, the sum of the per share components within the quarters may not equal the per share amounts presented.

NOTE 23. SUBSEQUENT EVENTS

On August 1, 2014, we used $450 million of our cash balances to repay upon maturity $450 million of our outstanding senior notes due August 2014.

On August 1, 2014, we completed an additional closing of our previously announced acquisition of the Vital Signs business of General Electric Company’s Healthcare division (“Vital Signs”). In connection with this additional closing, we acquired the outstanding equity of certain entities included within the Vital Signs business and other business assets and liabilities in Germany using approximately $8 million of cash on hand. The balance of the purchase price for Vital Signs will be paid upon completion of the acquisition of the assets of its remaining international operations, pending successful regulatory review and customary closing conditions.

In August 2013, we announced that our Board of Directors had approved a new share repurchase program authorizing the repurchase of up to $750 million of our common stock. Under this program, we are authorized to repurchase our shares in open market and private transactions through December 2015. During the quarter ended June 30, 2014, we purchased a total of 4.0 million shares under this program for an aggregate of $167 million (excluding commissions and fees). During the fiscal year ended June 30, 2014, we purchased a total of 14.6 million shares under this program for an aggregate of $577 million (excluding commissions and fees). From July 1, 2014 through the date of this filing, we purchased an additional 2.3 million shares under this program for an aggregate of $103 million (excluding commissions and fees).

In August 2014, our Board of Directors authorized the repurchase of an additional $750 million of our common stock through June 2016. We expect to begin repurchasing shares under this new program upon completion of the $750 million program authorized in August 2013.

Appendix A

CAREFUSION CORPORATION

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(in millions)	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts	Deductions	Balance at End of Period
Fiscal Year 2014:
Accounts Receivable	$15	$5	$3	$(4)	$19
Inventory Reserve	44	10	6	(8)	52
Net Investment in Sales-Type Leases	7	1	(1)	(1)	6

	$66	$16	$8	$(13)	$77

Fiscal Year 2013:
Accounts Receivable	$15	$8	$1	$(9)	$15
Inventory Reserve	38	14	1	(9)	44
Net Investment in Sales-Type Leases	10	(1)	—	(2)	7

	$63	$21	$2	$(20)	$66

Fiscal Year 2012:
Accounts Receivable	$13	$6	$—	$(4)	$15
Inventory Reserve	40	9	—	(11)	38
Net Investment in Sales-Type Leases	9	2	1	(2)	10

	$62	$17	$1	$(17)	$63

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CAREFUSION CORPORATION

AS OF SEPTEMBER 30, 2014 AND JUNE 30, 2014 AND

FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER 30, 2014 AND 2013

CAREFUSION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Quarters Ended September 30,
(in millions, except per share amounts)	2014	2013
Revenue	$922	$830
Cost of Products Sold	465	407

Gross Profit	457	423
Selling, General and Administrative Expenses	265	248
Research and Development Expenses	49	48
Restructuring and Acquisition Integration Charges	19	11
Share of Net (Earnings) Loss of Equity Method Investee	(2)	—

Operating Income	126	116
Interest Expense and Other, Net	28	20

Income Before Income Tax	98	96
Provision for Income Tax	22	18

Net Income	$76	$78

PER SHARE AMOUNTS:
Basic Earnings per Common Share:
Basic Earnings per Common Share	$0.37	$0.36
Diluted Earnings per Common Share:
Diluted Earnings per Common Share	$0.37	$0.36
Weighted-Average Number of Common Shares Outstanding:
Basic	204.1	214.0
Diluted	207.0	217.4

See accompanying notes to unaudited condensed consolidated financial statements

CAREFUSION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Unaudited)

	Quarters Ended September 30,
(in millions)	2014	2013
Net Income	$76	$78

Other Comprehensive Income (Loss), Net of Tax:
Foreign Currency Translation Adjustments	(53)	17
Unrealized Loss on Minimum Pension Liability	(1)	—
Unrealized Gain on Derivatives	—	4

Comprehensive Income, Net of Tax	$22	$99

See accompanying notes to unaudited condensed consolidated financial statements

CAREFUSION CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share data)	September 30, 2014	June 30, 2014
ASSETS
Current Assets:
Cash and Cash Equivalents	$1,736	$2,303
Trade Receivables, Net	459	574
Current Portion of Net Investment in Sales-Type Leases	272	290
Inventories, Net	495	441
Prepaid Expenses	37	29
Other Current Assets	107	84

Total Current Assets	3,106	3,721

Property and Equipment, Net	437	448
Net Investment in Sales-Type Leases, Less Current Portion	961	970
Goodwill	3,315	3,311
Intangible Assets, Net	997	1,016
Investments in Unconsolidated Entities	102	99
Other Assets	89	90

Total Assets	$9,007	$9,655

LIABILITIES AND EQUITY
Current Liabilities:
Current Portion of Long-Term Obligations and Other Short-Term Borrowings	$3	$454
Accounts Payable	178	206
Deferred Revenue	96	95
Accrued Compensation and Benefits	126	194
Other Accrued Liabilities	223	246

Total Current Liabilities	626	1,195

Long-Term Obligations, Less Current Portion	1,988	1,990
Deferred Income Taxes	610	607
Other Liabilities	452	473

Total Liabilities	3,676	4,265

Commitments and Contingencies (Note 12)
Stockholders’ Equity:
Preferred Stock (50.0 Authorized Shares; $.01 Par Value) Issued — None	—	—
Common Stock (1,200.0 Authorized Shares; $.01 Par Value) Issued — 235.9 and 234.5 shares at September 30, 2014 and June 30, 2014, respectively	2	2
Treasury Stock, at cost, 32.4 and 30.1 shares at September 30, 2014 and June 30, 2014, respectively	(1,185)	(1,082)
Additional Paid-In Capital	5,070	5,048
Retained Earnings	1,541	1,465
Accumulated Other Comprehensive Loss	(97)	(43)

Total Stockholders’ Equity	5,331	5,390

Total Liabilities and Stockholders’ Equity	$9,007	$9,655

See accompanying notes to unaudited condensed consolidated financial statements

CAREFUSION CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Quarters Ended September 30,
(in millions)	2014	2013
Cash and Cash Equivalents at July 1	$2,303	$1,798

Cash Flows from Operating Activities:
Net Income	76	78
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	49	46
Other Non-Cash Items	24	36
Change in Operating Assets and Liabilities, Excluding Impact of Acquired Assets and Assumed Liabilities:
Trade Receivables	115	25
Inventories	(51)	(23)
Net Investment in Sales-Type Leases	27	39
Accounts Payable	(28)	(23)
Other Accrued Liabilities and Operating Items, Net	(144)	(104)

Net Cash Provided by Operating Activities	68	74

Cash Flows from Investing Activities:
Cash Paid for Acquisitions, Net of Cash Received	(32)	—
Additions to Property and Equipment	(21)	(18)
Other Investing Activities	(4)	—

Net Cash Used in Investing Activities	(57)	(18)

Cash Flows from Financing Activities:
Repayment of Current Portion of Long-Term Obligations	(452)	(1)
Share Repurchase Programs	(111)	(114)
Proceeds from Stock Option Exercises	17	34
Other Financing Activities	(9)	(10)

Net Cash Used in Financing Activities	(555)	(91)

Effect of Exchange Rate Changes on Cash	(23)	10
Net Decrease in Cash and Cash Equivalents	(567)	(25)

Cash and Cash Equivalents at September 30, Attributable to Net Income	$1,736	$1,773

Non-Cash Investing and Financing Activities:
Asset Acquired by Entering into Capital Lease	$—	$4

See accompanying notes to unaudited condensed consolidated financial statements

CAREFUSION CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1. BASIS OF PRESENTATION

Basis of Presentation. Unless the context otherwise requires, references in these notes to the unaudited condensed consolidated financial statements to “CareFusion Corporation”, “CareFusion”, “we”, “us”, “our”, “the company” and “our company” refer to CareFusion Corporation and its consolidated subsidiaries. References in these notes to the unaudited condensed consolidated financial statements to “Cardinal Health” refer to Cardinal Health, Inc., an Ohio corporation, and its consolidated subsidiaries.

We were incorporated in Delaware on January 14, 2009, for the purpose of holding the clinical and medical products businesses of Cardinal Health in anticipation of spinning off from Cardinal Health. We completed the spinoff from Cardinal Health on August 31, 2009.

The unaudited condensed consolidated financial statements included have been prepared in accordance with the U.S. Securities and Exchange Commission (“SEC”) instructions for Quarterly Reports on Form 10-Q. Accordingly, the condensed consolidated financial statements are unaudited and do not contain all the information required by U.S. Generally Accepted Accounting Principles (“GAAP”) to be included in a full set of financial statements. The unaudited condensed consolidated balance sheet at June 30, 2014, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by GAAP for a complete set of financial statements. The audited consolidated financial statements for our fiscal year ended June 30, 2014 contained herein include a summary of our significant accounting policies and should be read in conjunction with this Form 10-Q. In the opinion of management, all material adjustments necessary to present fairly the results of operations for such periods herein. All such adjustments are of a normal recurring nature. The results of operations for interim periods are not necessarily indicative of the results of operations for the entire year.

We have evaluated subsequent events for recognition or disclosure through the date these financial statements were issued.

Our two global operating and reportable segments are Medical Systems and Procedural Solutions, which focus primarily on our medical equipment business lines and disposable products business lines, respectively:

Medical Systems. The Medical Systems segment is organized around our medical equipment business lines. Within the Medical Systems segment, we operate our Dispensing Technologies, Infusion Systems and Respiratory Technologies business lines. The Dispensing Technologies business line includes equipment and related services for medication and supply dispensing. The Infusion Systems business line includes infusion pumps and dedicated disposable infusion sets and accessories. The Respiratory Technologies business line includes respiratory ventilation and diagnostics equipment and dedicated consumables used during respiratory diagnostics and therapy. We also include our data mining surveillance service business within the Medical Systems segment, which we report as “Other.”

Procedural Solutions. The Procedural Solutions segment is organized around our disposable products and reusable surgical instruments business lines. Within the Procedural Solutions segment, we operate our Infection Prevention,

Medical Specialties and Specialty Disposables business lines. The Infection Prevention business line includes single-use skin antiseptic and other patient-preparation products and specialty intravenous (“IV”) infusion valves, administration sets and accessories. The Medical Specialties business line includes interventional specialty products used for biopsy, drainage and other procedures, as well as reusable surgical instruments. The Specialty Disposables business line includes non-dedicated disposable ventilator circuits and oxygen masks used for providing respiratory therapy, as well as single-use consumables for respiratory care and anesthesiology.

New Accounting Pronouncements (Adopted during fiscal year 2015)

ASU 2013-05. In March 2013, the FASB issued ASU 2013-05 — Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity (“ASU 2013-05”). ASU 2013-05 requires that the entire amount of a cumulative translation adjustment (“CTA”) related to an entity’s investment in a foreign entity should be released when there has been (i) a sale of a subsidiary or a group of net assets within a foreign entity and the sale represents the substantially complete liquidation of the investment in the foreign entity, or (ii) loss of controlling financial interest in an investment on, or (iii) a step acquisition for a foreign entity. The adoption of ASU 2013-05 had no impact on our financial condition, results of operations or cash flows.

ASU 2013-11. In July 2013, the FASB issued ASU 2013-11 — Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”). ASU 2013-11 requires an entity to present an unrecognized tax benefit as a reduction to deferred tax assets for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward rather than as liabilities except when (i) the net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the governing tax law to settle any additional income taxes that would result from disallowance of the tax position or (ii) the entity does not intend to or the applicable jurisdiction does not require the entity to use the deferred tax asset for such purpose. The adoption of ASU 2013-11 had no impact on our financial condition, results of operations or cash flows.

NOTE 2. ACQUISITIONS

Acquisition of Vital Signs. On November 18, 2013, we announced the signing of a definitive agreement to acquire the Vital Signs business of General Electric Company’s Healthcare division (“Vital Signs”) for $500 million. Vital Signs is a leading manufacturer of single-use consumables for respiratory care and anesthesiology, and also markets products for temperature management and patient monitoring consumables. On December 30, 2013, we acquired the outstanding equity of certain entities included within the Vital Signs business and other business assets and liabilities in the U.S., China and certain other geographies using approximately $473 million of cash on hand. In March 2014, we completed additional closings for various countries using approximately $17 million of cash on hand. During the quarter ended September 30, 2014, we completed the closing of the Vital Signs business in Germany, using approximately $8 million of cash on hand. The payment of purchase prices in connection with each closing is subject to customary closing conditions and regulatory review. The results of operations of all closings completed as of September 30, 2014, for the Vital Signs transaction are included in the Procedural Solutions segment.

The transaction has been accounted for as a business combination and requires, among other things, that assets acquired and liabilities assumed are recognized at their fair values as of the acquisition date.

Based on our estimate for the net working capital adjustment, and net of cash and cash equivalents acquired, we determined a net purchase price associated with the fiscal year 2014 and the fiscal year 2015 closings, as set forth below. The following table summarizes the assignment of the net purchase price to the fair values of the tangible and identifiable intangible assets acquired and liabilities assumed in these closings, based on their estimated fair values at the applicable acquisition date. Balances are reflected in the accompanying condensed consolidated balance sheets as of September 30, 2014.

(in millions)	Fiscal Year 2014 Closings	Fiscal Year 2015 Closings
Cash Paid	$492	$8
Cash and Cash Equivalents Acquired, Net of Net Working Capital Adjustments	(2)	—

Net Purchase Price	$490	$8

(in millions)	Fiscal Year 2014 Closings	Fiscal Year 2015 Closings
Trade Receivables	$19	$—
Inventories	40	7
Other Current Assets	15	—
Property and Equipment	37	—
Intangible Assets	298	—
Goodwill	228	1
Current Liabilities and Borrowings	(41)	—
Deferred Income Taxes	(101)	—
Other Long-Term Liabilities	(5)	—

Net Assets Acquired	$490	$8

Intangible assets represent customer relationships ($257 million), developed technology ($31 million), and trademarks and patents ($10 million) which have estimated weighted average useful lives of 20 years, 7 years and 6 years, respectively. The intangible assets have a total estimated weighted average useful life of 18 years. The estimated fair value of the identifiable intangible assets was determined using the “income based approach,” which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the cash flows an asset would generate over its remaining useful life. Some of the more significant assumptions inherent in the development of those asset valuations include the estimated net cash flows for each year for each asset or product (including net revenues, cost of sales, research and development expenses, selling and marketing costs and working capital/asset contributory asset charges), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, competitive trends impacting the asset and each cash flow stream as well as other factors. The discount rates used to arrive at the present value of intangible assets as of the acquisition date ranged from 10.5% to 12.5% to reflect the internal rate of return and incremental commercial uncertainty in the cash flow projections. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. Actual results may vary significantly from estimated results.

Various factors contributed to the establishment of goodwill, including an expanded global footprint and scale, Vital Signs’ history of operating margins and profitability, and the opportunity for us to generate revenue by supplementing our existing respiratory and anesthesia consumables product portfolios. The goodwill recognized from the Vital Signs acquisition may be deductible for tax purposes to the extent related to the acquisition of identifiable intangible assets. All goodwill from the Vital Signs acquisition was assigned to the Procedural Solutions segment.

Deferred income taxes primarily result from fair value adjustments to identifiable intangible assets. In a stock acquisition associated with the purchase of a business, the fair value adjustments create excess book basis over the tax basis of those assets for which we record deferred income tax liabilities using the statutory tax rate for the jurisdiction in which the deferred income taxes exist.

For the quarter ended September 30, 2014, revenue associated with Vital Signs was $68 million. Pro forma results of operations have not been presented because the effect of the acquisition was not material to our unaudited condensed consolidated financial statements.

NOTE 3. INVESTMENTS IN UNCONSOLIDATED ENTITIES

Investments in unconsolidated entities reflect investments that we make from time to time in privately held companies. When an investment allows us to exert significant influence over the investee, we account for the investment under the equity method, and we record a share of the net earnings of the investee in our consolidated statements of income. When an investment does not allow us to exert significant influence, and it lacks a readily determinable fair value, we account for the investment under the cost method. The following table sets forth information relating to these investments:

(in millions)	September 30, 2014	June 30, 2014
Equity Method Investments
Cost	$87	$87
Share of Net Earnings of Equity Method Investee	5	3

Carrying Value of Equity Method Investments	$92	$90

Cost Method Investments
Carrying Value of Cost Method Investments	$10	$9

Total Investments in Unconsolidated Entities	$102	$99

As of September 30, 2014, our equity method investments consisted primarily of our investment in Caesarea Medical Electronics Ltd. (“CME”), a global infusion pump manufacturer. CME, headquartered in Israel, designs, manufactures and markets a range of infusion and syringe pumps as well as related accessories and disposable administration sets for both homecare and hospital settings. We completed this investment transaction in March 2014 and received a 40 percent non-controlling equity interest in CME for approximately $86 million, which we funded with existing cash on hand. CME continues to operate independently from us. Additionally, we have the right to increase our ownership percentage by purchasing an additional 40 percent equity interest of CME (“Call Option”), exercisable any time before March 2017. The seller also has the right to require CareFusion to acquire the remaining 60 percent of CME (“Put Option”), which is exercisable only upon certain conditions, one of which is if we fail to exercise our Call Option. The Call Option and Put Option were deemed to be freestanding financial instruments. The Call Option does not meet the definition of a derivative and the Put Option’s fair value is not significant. The Company determined that CME did not meet the definition of a Variable Interest Entity (“VIE”).

NOTE 4. EARNINGS PER SHARE

For the quarters ended September 30, 2014 and 2013, basic earnings per common share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per common share is calculated to give effect to all dilutive securities, using the treasury stock method.

The following table sets forth the reconciliation of basic and diluted earnings per share for the quarters ended September 30, 2014 and 2013:

	Quarters Ended September 30,
(shares in millions)	2014	2013
Denominator for Basic Earnings per Share	204.1	214.0
Effect of Dilutive Securities:
Stock Options	1.9	2.1
Restricted Stock Units and Performance Stock Units	1.0	1.3

Denominator for Diluted Earnings per Share — Adjusted for Dilutive Securities	207.0	217.4

The potentially dilutive stock options, restricted stock units and performance stock units that would have been excluded because the effect would have been antidilutive for the quarters ended September 30, 2014 and 2013 were 0.8 million and 1.4 million, respectively. Basic and diluted earnings per share amounts are computed independently in the unaudited condensed consolidated statements of income. Therefore, the sum of per share components may not equal the per share amounts presented.

From time to time, our Board of Directors authorizes share repurchase programs for the repurchase of our common stock through open market and private transactions. The manner and pace of our repurchases under these programs is based on market conditions and other relevant factors.

In February 2012, we announced that our Board of Directors had approved a share repurchase program authorizing the repurchase of up to $500 million of our common stock. We completed this share repurchase program in June 2013 and as a result repurchased a total of 15.3 million shares of our common stock for an aggregate of $500 million (excluding commissions and fees).

In August 2013, we announced that our Board of Directors had approved a share repurchase program authorizing the repurchase of up to $750 million of our common stock. We have repurchased a total of 16.9 million shares of our common stock under this program for an aggregate of $680 million (excluding commissions and fees), of which we repurchased a total of 2.3 million shares for an aggregate of $103 million (excluding commissions and fees) during the quarter ended September 30, 2014.

In August 2014, our Board of Directors authorized the repurchase of an additional $750 million of our common stock through June 2016. We have not repurchased any shares under this program.

NOTE 5. RESTRUCTURING AND ACQUISITION INTEGRATION CHARGES

Restructuring liabilities are measured at fair value and recognized as incurred. Acquisition integration charges are expensed as incurred.

The following is a summary of restructuring and acquisition integration charges for the quarters ended September 30, 2014 and 2013:

	Quarters Ended September 30,
(in millions)	2014	2013
Restructuring Charges	$10	$11
Acquisition Integration Charges	9	—

Total Restructuring and Acquisition Integration Charges	$19	$11

Restructuring Charges

We periodically incur costs to implement restructuring efforts for specific operations, which are recorded within our unaudited condensed consolidated statements of income as they are incurred. Our restructuring efforts focus on various aspects of operations, including closing and consolidating certain manufacturing operations, rationalizing headcount, and aligning operations in the most strategic and cost-efficient structure.

The following tables include information regarding our current restructuring programs:

	Quarter Ended September 30, 2014
(in millions)	Accrued at June 30, 2014[1]	Accrued Costs	Cash Payments	Accrued at September 30, 2014[1]
Total Restructuring Programs	$10	$10	$(9)	$11

[1]	Included within “Other Accrued Liabilities” in the unaudited condensed consolidated balance sheets.

	Quarter Ended September 30, 2013
(in millions)	Accrued at June 30, 2013[1]	Accrued Costs	Cash Payments	Accrued at September 30, 2013[1]
Total Restructuring Programs	$7	$11	$(6)	$12

[1]	Included within “Other Accrued Liabilities” in the unaudited condensed consolidated balance sheets.

The following table segregates our restructuring charges into our reportable segments for the quarters ended September 30, 2014 and 2013:

	Quarters Ended September 30,
(in millions)	2014	2013
Medical Systems	$7	$7
Procedural Solutions	3	4

Total Restructuring Charges	$10	$11

Acquisition Integration Charges

Costs of integrating operations of various acquired companies are recorded as acquisition integration charges when incurred. The acquisition integration charges incurred during the quarter ended September 30, 2014 were primarily a result of the acquisition of Vital Signs.

Certain restructuring and acquisition costs are based upon estimates. Actual amounts paid may ultimately differ from these estimates. If additional costs are incurred or recognized amounts exceed costs, such changes in estimates will be recognized when they occur.

NOTE 6. INVENTORIES

Inventories, accounted for at the lower of cost or market on a first-in, first-out basis, consisted of the following:

(in millions)	September 30, 2014	June 30, 2014
Raw Materials	$147	$154
Work-in-Process	30	26
Finished Goods	318	261

Inventories, Net	$495	$441

The allowance for excess and obsolete inventories was $52 million and $52 million at September 30, 2014 and June 30, 2014, respectively.

NOTE 7. FINANCING RECEIVABLES

Our net investment in sales-type leases are considered financing receivables. As our portfolio of financing receivables primarily arise from the leasing of our dispensing equipment, the methodology for determining our allowance for credit losses is based on the collective population and not stratified by class or portfolio segment. Allowances for credit losses on the entire portfolio are based on historical experience loss rates and the potential impact of anticipated changes in business practices, market dynamics, and economic conditions. We also reserve individual balances based on the evaluation of customers’ specific circumstances. We write off amounts that are deemed uncollectible. Financing receivables are generally considered past due 30 days after the billing date. We do not accrue interest on past due financing receivables.

The change in the allowance for credit losses on financing receivables for the quarter ended September 30, 2014, consisted of the following:

(in millions)
Balance of allowance for credit losses at June 30, 2014	$6
Charge-offs	—
Recoveries	—
Provisions	—

Balance of allowance for credit losses at September 30, 2014	$6

The following table summarizes the credit losses and recorded investment in sales-type leases as of September 30, 2014:

(in millions)
Allowance for credit losses:
Balance at September 30, 2014	$6

Balance: individually evaluated for impairment	$2

Balance: collectively evaluated for impairment	$4

Net Investment in Sales-Type Leases:
Balance at September 30, 2014	$1,233

Balance: individually evaluated for impairment	$2

Balance: collectively evaluated for impairment	$1,231

NOTE 8. GOODWILL AND OTHER INTANGIBLE ASSETS

Goodwill

The following table summarizes the changes in the carrying amount of goodwill:

(in millions)	Total
Balance at June 30, 2014	$3,311
Goodwill Acquired, Net of Purchase Price Adjustments	14
Foreign Currency Translation Adjustments	(10)

Balance at September 30, 2014	$3,315

As of September 30, 2014, goodwill for the Medical Systems segment and the Procedural Solutions segment was $2,102 million and $1,213 million, respectively. As of June 30, 2014, goodwill for the Medical Systems segment and the Procedural Solutions segment was $2,107 million and $1,204 million, respectively. The amount set forth above for goodwill acquired reflects the impact of business acquisitions. See note 2 for further information.

Intangible Assets

Intangible assets with definite lives are amortized over their useful lives which range from 3 to 20 years. The detail of intangible assets by class is as follows:

(in millions)	Weighted Average Life (years)	Gross Intangibles	Accumulated Amortization	Net Intangibles
September 30, 2014
Unamortized Intangibles:
Trademarks	Indefinite	$307	$—	$307

Total Unamortized Intangibles		307	—	307
Amortized Intangibles:
Trademarks and Patents	10	99	57	42
Developed Technology	10	445	252	193
Customer Relationships	18	742	312	430
Other	6	67	42	25

Total Amortized Intangibles	14	1,353	663	690

Total Intangibles		$1,660	$663	$997

June 30, 2014
Unamortized Intangibles:
Trademarks	Indefinite	$307	$—	$307

Total Unamortized Intangibles		307	—	307
Amortized Intangibles:
Trademarks and Patents	10	100	55	45
Developed Technology	10	451	245	206
Customer Relationships	18	741	304	437
Other	7	61	40	21

Total Amortized Intangibles	14	1,353	644	709

Total Intangibles		$1,660	$644	$1,016

Amortization expense is as follows:

	Quarters Ended September 30,
(in millions)	2014	2013
Amortization Expense	$22	$19

Amortization expense for each of the next five fiscal years is estimated to be:

(in millions)	2015	2016	2017	2018	2019
Amortization Expense	$88	$83	$76	$67	$46

NOTE 9. RECLASSIFICATIONS OUT OF ACCUMULATED OTHER COMPREHENSIVE INCOME

The summary of activity of comprehensive income (loss) for the quarter ended September 30, 2014 and 2013, is as follows:

	Quarter Ended September 30, 2014
(in millions)	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
Foreign Currency Translation Adjustments:
Translation Adjustments Arising During the Period	$(54)	$1	$(53)
Reclassification Adjustments Recognized in Net Income	—	—	—

Net Foreign Currency Translation Adjustments	(54)	1	(53)

Minimum Pension Liability:
Net Loss on Minimum Pension Liability Arising During the Period	(1)	—	(1)
Reclassification Adjustments Recognized in Net Income	—	—	—

Net Loss on Minimum Pension Liability	(1)	—	(1)

Total Other Comprehensive Income (Loss)	$(55)	$1	$(54)

	Quarter Ended September 30, 2013
(in millions)	Before-Tax Amount	Tax (Expense) or Benefit	Net-of-Tax Amount
Foreign Currency Translation Adjustments:
Translation Adjustments Arising During the Period	$19	$(2)	$17

Reclassification Adjustments Recognized in Net Income	—	—	—

Net Foreign Currency Translation Adjustments	19	(2)	17

Interest Rate Swaps:
Unrealized Gain (Loss) Arising During the Period	7	(3)	4
Reclassification Adjustment Recognized in Net Income	—	—	—

Net Gain (Loss) on Interest Rate Swaps	7	3	4

Total Other Comprehensive Income (Loss)	$26	$(5)	$21

Reclassification adjustment gains and losses are included in the unaudited condensed consolidated statements of income in “Interest Expense and Other, Net”.

NOTE 10. BORROWINGS

Borrowings consisted of the following:

(in millions)	September 30, 2014	June 30, 2014
Senior Notes due 2014, 5.125% Less Unamortized Discount of $0.0 million at September 30, 2014 and $0.1 million at June 30, 2014, Effective Rate 5.360%	$—	$450
Senior Notes due 2019, 6.375% Less Unamortized Discount of $9.0 million at September 30, 2014 and $9.4 million June 30, 2014, Effective Rate 6.601%	691	691
Senior Notes due 2023, 3.300% Less Unamortized Discount of $1.9 million at September 30, 2014 and $2.0 million June 30, 2014, Effective Rate 3.311%	298	298
Senior Notes due 2017, 1.450% Less Unamortized Discount of $1.6 million at September 30, 2014 and $1.7 million June 30, 2014, Effective Rate 1.498%	298	298
Senior Notes due 2024, 3.875% Less Unamortized Discount of $3.2 million at September 30, 2014 and $3.2 million June 30, 2014, Effective Rate 3.895%	397	397
Senior Notes due 2044, 4.875% Less Unamortized Discount of $4.7 million at September 30, 2014 and $4.7 million June 30, 2014, Effective Rate 4.919%	295	295

Euro Denominated Debt, Interest Averaging 3.52% at both September 30, 2014 and June 30, 2014, Due in Varying Installments through 2020	8	10
Other Obligations; Interest Averaging 8.34% at September 30, 2014 and 8.07% at June 30, 2014, Due in Varying Installments through 2017	4	5

Total Borrowings	1,991	2,444
Less: Current Portion	3	454

Long-Term Portion	$1,988	$1,990

Senior Unsecured Notes. We have outstanding unsecured senior obligations, including those indicated as “Senior Notes” in the borrowings table above (collectively, the “Senior Notes”). The Senior Notes are unsecured obligations and the discount on sale of the Senior Notes is amortized to interest expense utilizing the effective interest rate method. The indentures under which the Senior Notes were issued contain customary covenants, all of which we were in compliance with at September 30, 2014. We use the net proceeds from the sale of these Senior Notes for general corporate purposes, which include the repayment of our existing indebtedness.

On August 1, 2014, we used $450 million of our cash balances to repay upon maturity the $450 million aggregate principal amount of 5.125% senior notes due 2014.

For additional information regarding the terms of the Senior Notes, refer to note 13 to the audited consolidated financial statements for the fiscal year ended June 30, 2014 contained herein.

Euro Denominated Debt. In connection with our acquisition of Rowa in August 2011, we assumed a 9 million Euro debt facility comprised of four tranches with annual interest rates ranging from 2.65% to 3.75%. These loans are subject to certain customary covenants and payable in quarterly or semi-annual installments, with the final payment due in September 30, 2020. The aggregate outstanding balance on these loans was $8 million and $10 million at September 30, 2014 and June 30, 2014, respectively.

Revolving Credit Facility. We maintain a $750 million senior unsecured revolving credit facility which is set to mature on February 13, 2019. The credit facility, subject to certain conditions, provides us the option to increase the commitments by up to $250 million. At both September 30, 2014 and June 30, 2014, we had no amounts outstanding under the credit facility.

Borrowings under the credit facility bear interest at a rate per annum that is comprised of a reference rate, which is generally based upon the British Bankers Association LIBOR Rate, Federal Funds Rate, or prime rate, plus an applicable margin, which varies based upon CareFusion’s debt ratings. The credit facility also requires us to pay a quarterly commitment fee to the lenders under the credit facility on the amount of the lender’s unused commitments thereunder based upon CareFusion’s debt ratings. The credit facility also contains several customary covenants, all of which we were in compliance with at September 30, 2014. For additional information regarding the terms of the credit facility, refer to note 13 to the audited consolidated financial statements for the fiscal year ended June 30, 2014 contained herein.

Other Borrowings. We maintain other borrowings that consist primarily of additional notes, loans and capital leases, which totaled $4 million and $5 million at September 30, 2014 and June 30, 2014, respectively. Obligations related to capital leases are secured by the underlying assets.

Letters of Credit and Bank Guarantees. At both September 30, 2014 and June 30, 2014, we had $23 million of letters of credit and bank guarantees outstanding.

NOTE 11. INCOME TAXES

The effective tax rate was 22.8% and 18.5% for the quarters ended September 30, 2014 and 2013, respectively.

The difference between the effective tax rate for the quarter ended September 30, 2014, and the U.S. federal statutory rate of 35% is attributable to the favorable impact of foreign earnings taxed at less than the U.S. statutory rate partially offset by unfavorable adjustments related to the United States taxation of certain foreign earnings as Subpart F income.

During the quarter ended September 30, 2008, Cardinal Health received an IRS Revenue Agent’s Report for the fiscal years 2003 through 2005 that included Notices of Proposed Adjustment for additional taxes related to transfer pricing arrangements between foreign and domestic subsidiaries. During the quarter ended September 30, 2013, we and Cardinal Health entered into a closing agreement with the IRS to settle the remaining tax uncertainties for fiscal years 2003 through 2005. As part of the closing agreement, we agreed to pay $12 million ($11 million, net of tax) including $5 million of interest, which is reflected in our financial results for the quarter ended September 30, 2013.

During the quarter ended December 31, 2010, we received an IRS Revenue Agent’s Report for fiscal years 2006 and 2007 that included Notices of Proposed Adjustment for additional taxes related to transfer pricing arrangements between foreign and domestic subsidiaries. Additionally, during the quarter ended September 30, 2013, we received an IRS Revenue Agent’s Report for fiscal years 2008 and 2009 that included Notices of Proposed Adjustment for additional taxes related to certain foreign earnings. We and Cardinal Health disagree with the IRS regarding its application of the United States Treasury regulations to the arrangements under review and the valuations underlying such adjustments and intend to vigorously contest them. The tax matters agreement that we entered into with Cardinal Health in connection with the spinoff generally provides that the control of audit proceedings and payment of any additional liability related to our business is our responsibility. We are currently before the IRS Appeals office for fiscal years 2006 and 2007, and continue to engage in substantive discussions related to these fiscal years. We expect to appeal the Notices of Proposed Adjustment for fiscal years 2008 and 2009.

Subsequent to the quarter ended September 30, 2014, we entered into a settlement with the IRS in connection with an IRS Revenue Agent’s Report for the short period September 1, 2009 through June 30, 2010 that includes Notices of Proposed Adjustment for additional taxes related to various matters. As a result of the settlement, we agreed to pay $4 million ($3 million, net of tax) including $1 million of interest that will be reflected in our financial results for the quarter ended December 31, 2014. In addition, we received an IRS Revenue Agent’s Report for fiscal year 2010 that includes a Notice of Proposed Adjustment for additional taxes related to certain foreign earnings. We disagree with the IRS regarding its application of the United States Treasury regulations to the arrangements under review and we expect to appeal this Notice of Proposed Adjustment for fiscal year 2010.

We are currently subject to IRS audits for fiscal years 2011 through 2013.

It is reasonably possible that the amount of unrecognized tax benefits will significantly change due to one or more of the following events in the next twelve months: expiring statutes, audit activity, tax payments, other activity, or final decisions in matters that are the subject of controversy in various taxing jurisdictions in which we operate. The majority of this possible change relates to issues involving transfer pricing among our subsidiaries. Depending upon open tax examinations and/or the expiration of applicable statutes of limitation, we believe that the total amount of unrecognized tax benefits may decrease in an amount up to $160 million a portion of which, if recognized upon audit settlement, statute expiration, or other activity, would affect the 2015 effective tax rate. We believe up to $50 million may benefit the 2015 effective tax rate for the quarter ending December 31, 2014 as a result of various audit settlements, statute expirations and other activities.

We believe that we have provided adequate tax reserves for these matters. However, if upon the conclusion of these audits, the ultimate determination of taxes owed is for an amount that is materially different than our current reserves, our overall tax expense and effective tax rate may be materially impacted in the period of adjustment.

NOTE 12. COMMITMENTS AND CONTINGENCIES

In addition to commitments and obligations in the ordinary course of business, we are subject to various claims, other pending and potential legal actions for damages, investigations relating to governmental laws and regulations and other matters arising out of the normal conduct of our business. We assess contingencies to determine the degree of probability and range of possible loss for potential accrual or disclosure in our consolidated financial statements. An estimated loss contingency is accrued in our consolidated financial statements if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Because litigation is inherently unpredictable and unfavorable resolutions could occur, assessing contingencies is highly subjective and requires judgments about future events. When evaluating contingencies, we may be unable to provide a meaningful estimate due to a number of factors, including the procedural status of the matter in question, the presence of complex or novel legal theories, and/or the ongoing discovery and development of information important to the matters. In addition, damage amounts claimed in litigation against us may be unsupported, exaggerated or unrelated to reasonably possible outcomes, and as such are not meaningful indicators of our potential liability. We regularly review contingencies to determine the adequacy of our accruals and related disclosures. The amount of ultimate loss may differ from these estimates. It is possible that cash flows, financial position, or results of operations could be materially affected in any particular period by the unfavorable resolution of one or more of these contingencies. Whether any losses finally determined in any claim, action, investigation or proceeding could reasonably have a material effect on our business and financial condition will depend on a number of variables, including: the timing and amount of such losses; the structure and type and significance of any remedies; and the unique facts and circumstances of the particular matter that may give rise to additional factors.

Administrative Subpoenas. In April 2011, we received a federal administrative subpoena from the U.S. Department of Justice (“Department of Justice”) through the U.S. Attorney for the District of Kansas. In addition, in September 2011, we received a federal administrative subpoena from the Office of Inspector General (“OIG”) of the Department of Health and Human Services. In August 2012, we received another federal subpoena from the

Department of Justice containing additional information requests. All three subpoenas requested documents and other materials that related primarily to our sales and marketing practices for our ChloraPrep skin preparation product and information regarding our relationships with healthcare professionals. In April 2013, we announced that we had reached an agreement in principle to pay the government approximately $41 million to resolve the government’s allegations. In connection with these matters, we also entered into a non-prosecution agreement and agreed to continue to cooperate with the government. During the year ended June 30, 2013, we recorded a charge to establish a reserve for the amount of the expected payment. In January 2014, we entered into a final settlement agreement with the government, and we paid the settlement.

FDA Consent Decree. We are operating under an amended consent decree with the FDA related to our infusion pump business in the United States. We entered into a consent decree with the FDA in February 2007 related to our Alaris SE pumps, and in February 2009, we and the FDA amended the consent decree to include all infusion pumps manufactured by or for CareFusion 303, Inc., our subsidiary that manufactures and sells infusion pumps in the United States. The amended consent decree does not apply to intravenous administration sets and accessories.

While we remain subject to the amended consent decree, which includes the requirements of the consent decree, we have made substantial progress in our compliance efforts. In accordance with the consent decree, we reconditioned Alaris SE pumps that had been seized by the FDA, remediated Alaris SE pumps in use by customers, and had an independent expert inspect the Alaris SE pump facilities and provide a certification to the FDA as to compliance. As a result of these efforts, in January 2010, we announced that the FDA had given us permission to resume the manufacturing and marketing of our Alaris SE pumps. In accordance with the amended consent decree, and in addition to the requirements of the original consent decree, we also implemented a corrective action plan to bring the Alaris System and all other infusion pumps in use in the United States market into compliance, had our infusion pump facilities inspected by an independent expert, and had our recall procedures and all ongoing recalls involving our infusion pumps inspected by an independent recall expert. In July 2010, the FDA notified us that we could proceed to the audit inspection phase of the amended consent decree, which included the requirement to retain an independent expert to conduct periodic audits of our infusion pump facilities over a four-year period. While we are no longer subject to these periodic audits, the FDA maintains the ability to conduct inspections of our infusion pump facilities. In addition, the amended consent decree authorizes the FDA, in the event of any violations in the future, to order us to cease manufacturing and distributing, recall products and take other actions. We may be required to pay damages of $15,000 per day per violation if we fail to comply with any provision of the amended consent decree, up to $15 million per year.

We cannot currently predict the outcome of this matter, whether additional amounts will be incurred to resolve this matter, if any, or the matter’s ultimate impact on our business. We may be obligated to pay more costs in the future because, among other things, the FDA may determine that we are not fully compliant with the amended consent decree and therefore impose penalties under the amended consent decree, and/or we may be subject to future proceedings and litigation relating to the matters addressed in the amended consent decree. As of September 30, 2014, we do not believe that a loss is probable in connection with the amended consent decree, and accordingly, we have no reserves associated with compliance with the amended consent decree.

Other Matters. In addition to the matters described above, we also become involved in other litigation and regulatory matters incidental to our business. These matters arise in the ordinary course and conduct of our business, and at times, as a result of our mergers, acquisitions and divestitures. They include, but are not limited to, product liability claims, employment matters, commercial disputes, intellectual property matters, inclusion as a potentially responsible party for environmental clean-up costs, and employment matters. As a result of our proposed merger transaction with Becton, Dickinson and Company (“BD”), we are also subject to putative class action lawsuits challenging the proposed merger transaction with BD. We intend to defend ourselves in any such matters.

We may also determine that products manufactured or marketed by us, or our sales and marketing practices for such products, do not meet our specifications, published standards or regulatory requirements. When a quality or regulatory issue is identified, we investigate the issue and take appropriate corrective action. We may be required to report such issues to regulatory authorities, which could result in fines, sanctions or other penalties. In some cases, we may also withdraw a product from the market, correct a product at the customer location, notify the customer of revised labeling and take other actions. We have recalled, and/or conducted field alerts relating to, certain of our products from time to time. These activities can lead to costs to repair or replace affected products, temporary interruptions in product sales and action by regulators, and can impact reported results of operations. We currently do not believe that these activities (other than those specifically disclosed herein) have had or will have a material adverse effect on our business or results of operations.

NOTE 13. FINANCIAL INSTRUMENTS

We use derivative instruments to partially mitigate our business exposure to foreign currency exchange and interest rate risk. We may enter into foreign currency forward contracts to offset some of the foreign exchange risk of expected future cash flows on certain forecasted revenues and expenses and on certain assets and liabilities. We hedge foreign currency exposure up to a maximum period of twelve months. We may also enter into interest rate swap agreements to manage variability of expected future cash flows and interest expense related to our existing debt, and future debt issuances.

We had no derivatives designated as hedging instruments as of September 30, 2014 and June 30, 2014.

Cash Flow Hedges. We may enter into foreign currency forward contracts to protect the value of anticipated foreign currency revenues and expenses associated with certain forecasted transactions. We also enter into interest rate swap contracts to manage the variability of expected future cash flows from changing interest rates. These derivative instruments are designated and qualify as cash flow hedges. Accordingly, the effective portion of the gain (loss) on the derivative instrument is reported as a component of Accumulated Other Comprehensive Income (“AOCI”) and reclassified into earnings in the same line item associated with the forecasted transaction and in the same period during which the hedged transaction affects earnings. The ineffective portion of the gain (loss) on the derivative instrument is recognized in earnings immediately. The impact of interest rate swap contract and foreign currency forward contract cash flow hedges is included in the unaudited condensed consolidated statements of cash flows in “Other Accrued Liabilities and Operating Items, Net”.

No foreign currency forward contracts were outstanding at September 30, 2014 and June 30, 2014.

No interest rate swap contracts were outstanding at September 30, 2014 and June 30, 2014.

The amounts reclassified from AOCI to the consolidated statements of income related to the interest rate swaps, which were settled in May 2014, were not material for the quarters ended September 30, 2014 and 2013.

Fair Value (Non-Designated) Hedges. We enter into foreign currency forward contracts to manage foreign exchange exposure related to intercompany financing transactions and other balance sheet items subject to revaluation that do not meet the requirements for hedge accounting treatment. Accordingly, these derivative instruments are adjusted to current market value at the end of each period. The gain (loss) recorded on these instruments is substantially offset by the remeasurement adjustment on the foreign currency denominated asset or liability. The settlement of the derivative instrument and the remeasurement adjustment on the foreign currency denominated asset or liability are both recorded in the unaudited condensed consolidated statements of income in “Interest Expense and Other, Net”. The maximum period of time that we hedge exposure for foreign currency fair value hedges is 31 days.

The following table summarizes the notional amount of the fair value hedges outstanding as of September 30, 2014 and June 30, 2014:

(in millions)	September 30, 2014	June 30, 2014
Foreign Currency Forward Contracts	$58	$60

The following table summarizes the gain (loss) recognized in earnings for fair value hedges outstanding for the quarters ended September 30, 2014 and 2013:

	For the Quarters Ended September 30,
(in millions)	2014	2013
Foreign Currency Forward Contracts	$2	$(2)

NOTE 14. FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis. The following table presents information about our financial assets and liabilities that are measured at fair value on a recurring basis, and indicates the fair value hierarchy of the valuation techniques we utilize to determine such fair value as of September 30, 2014 and June 30, 2014:

	As of September 30, 2014
(in millions)	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash Equivalents	$1,416	$1,416	$—	$—
Other Investments	27	23	4	—

Total Financial Assets	$1,443	$1,439	$4	$—

Financial Liabilities:
Contingent Consideration	$—	$—	$—	$—

Total Financial Liabilities	$—	$—	$—	$—

	As of June 30, 2014
(in millions)	Total	Level 1	Level 2	Level 3
Financial Assets:
Cash Equivalents	$1,988	$1,988	$—	$—
Other Investments	25	22	3	—

Total Financial Assets	$2,013	$2,010	$3	$—

Financial Liabilities:
Contingent Consideration	$8	$—	$—	$8

Total Financial Liabilities	$8	$—	$—	$8

The cash equivalents balance is comprised of highly liquid investments purchased with a maturity of three months or less from the original purchase date. The other investments balance includes investments in mutual funds classified as “Other Assets” in the unaudited condensed consolidated balance sheets, all related to our deferred compensation plan. Both the cash equivalents and other investments classified as Level 1 were valued based on quoted market prices for identical instruments. Assets classified as Level 2 relate to a portion of other investments not classified as Level 1. The fair value of other investments classified as Level 2 is determined based on quoted market prices for similar instruments or observable inputs other than quoted market prices. The amount of assets classified as Level 3 at September 30, 2014 and June 30, 2014 were not material. Liabilities classified as Level 3 relate to business combination contingent consideration arrangements and are recorded within either “Other Accrued Liabilities” or

“Other Liabilities” in the unaudited condensed consolidated balance sheets based on the timing of the associated underlying payments. The corresponding purchase agreements require future payments based on the achievement of certain post-combination performance metrics of the acquired businesses, such as net revenues, gross profit, or date of first commercial sale. Following the quarter ended September 30, 2014 and prior to the date of this filing, the earn-out contingency was settled in full resulting in no additional consideration being paid. As a result, we revised the corresponding amounts related to the earn-out contingency, as summarized in the table below for the quarter ended September 30, 2014.

The following table summarizes the changes in liabilities classified as contingent consideration:

(in millions)	Total
Future Gross Expected Payments at June 30, 2014	$16

Carrying Value at June 30, 2014	$8
Acquisition Date Fair Value of Contingent Consideration	—
Change in Fair Value Included in Expense	(8)
Payments	—

Carrying Value at September 30, 2014	$—

Future Gross Expected Payments at September 30, 2014	$—

Other Instruments. The estimated fair value of our long-term obligations and other short-term borrowings was $2,100 million and $2,588 million as of September 30, 2014 and June 30, 2014, respectively, as compared to the net carrying amounts of $1,991 million and $2,444 million at September 30, 2014 and June 30, 2014, respectively. The fair value of our senior notes at September 30, 2014 and June 30, 2014 was based on quoted market prices, which involved the use of Level 1 inputs. The fair value of the other obligations at September 30, 2014 and June 30, 2014, was based on the quoted market prices for either the same or similar debt, which involved the use of observable Level 2 inputs. The fair value of the Rowa debt facility at September 30, 2014 and June 30, 2014 were determined using a discounted cash flow analysis, which approximated its carrying value. We considered the interest rates of European instruments with similar maturity dates, which involved the use of significant unobservable Level 3 inputs. See note 10 for further information.

NOTE 15. PRODUCT WARRANTIES

We offer warranties on certain products for various periods of time. We accrue for the estimated cost of product warranties at the time revenue is recognized. Our product warranty liability reflects management’s best estimate of probable liability based on current and historical product sales data and warranty costs incurred.

The tables below summarize the changes in the carrying amount of the liability for product warranties for the quarters ended September 30, 2014 and 2013:

(in millions)
Balance at June 30, 2014	$16
Warranty Accrual	5
Warranty Claims Paid	(4)
Adjustments to Preexisting Accruals	(1)

Balance at September 30, 2014	$16

(in millions)
Balance at June 30, 2013	$18
Warranty Accrual	3
Warranty Claims Paid	(2)
Adjustments to Preexisting Accruals	(2)

Balance at September 30, 2013	$17

As of September 30, 2014 and 2013, approximately $2 million and $6 million, respectively, of the ending liability balances related to accruals for product recalls.

NOTE 16. SEGMENT INFORMATION

Our operations are principally managed on a products and services basis, and the Medical Systems and Procedural Solutions segments focus primarily on our medical equipment business lines and disposable products business lines, respectively.

We report segment information based on the management approach. The management approach designates the internal reporting used by the Chief Operating Decision Maker (“CODM”), for making decisions and assessing performance as the source of our reportable segments. The CODM is our Chief Executive Officer. The CODM allocates resources to and assesses the performance of each operating segment using information about its revenues and operating income (loss) before interest and taxes. We have determined our reportable segments as follows based on the information used by the CODM.

Medical Systems. The Medical Systems segment is organized around our medical equipment business lines. Within the Medical Systems segment, we operate our Dispensing Technologies, Infusion Systems and Respiratory Technologies business lines. The Dispensing Technologies business line includes equipment and related services for medication and supply dispensing. The Infusion Systems business line includes infusion pumps and dedicated disposable infusion sets and accessories. The Respiratory Technologies business line includes respiratory ventilation and diagnostics equipment and dedicated consumables used during respiratory diagnostics and therapy. We also include our data mining surveillance service business within the Medical Systems segment, which we report as “Other.”

Procedural Solutions. The Procedural Solutions segment is organized around our disposable products and reusable surgical instruments business lines. Within the Procedural Solutions segment, we operate our Infection Prevention, Medical Specialties and Specialty Disposables business lines. The Infection Prevention business line includes single-use skin antiseptic and other patient-preparation products and specialty IV infusion valves, administration sets and accessories. The Medical Specialties business line includes interventional specialty products used for biopsy, drainage and other procedures, as well as reusable surgical instruments. The Specialty Disposables business line includes non-dedicated disposable ventilator circuits and oxygen masks used for providing respiratory therapy, as well as single-use consumables for respiratory care and anesthesiology.

We evaluate the performance of our operating segments based upon, among other things, segment profit. Segment profit is segment revenue less segment cost of products sold, SG&A expenses, research and development expenses and restructuring and acquisition integration charges. With the exception of testing for goodwill impairment, we do not identify or allocate assets by operating segment; accordingly, certain segment related disclosures with respect to assets have been omitted. See note 8.

The following table presents information about our reportable segments for the quarters ended September 30, 2014 and 2013:

(in millions)	Medical Systems	Procedural Solutions	Total
September 30, 2014:
External Revenues	$528	$394	$922
Depreciation and Amortization	$28	$21	$49
Operating Income	$84	$42	$126
September 30, 2013:
External Revenues	$524	$306	$830
Depreciation and Amortization	$32	$14	$46
Operating Income	$74	$42	$116

The following table presents revenue and net property and equipment by geographic area:

	Revenue		Property and Equipment, Net
	Quarters Ended September 30,		As of September 30,	As of June 30,
(in millions)	2014	2013	2014	2014
United States	$695	$649	$322	$329
International	227	181	115	119

Total	$922	$830	$437	$448

The following table presents the revenue information for select business lines within each of the segments for the quarters ended September 30, 2014 and 2013:

	Quarters Ended September 30,
(in millions)	2014	2013
Medical Systems
Dispensing Technologies	$225	$211
Infusion Systems	213	219
Respiratory Technologies	85	88
Other	5	6

Total Medical Systems	$528	$524
Procedural Solutions
Infection Prevention	$167	149
Medical Specialties	91	89
Specialty Disposables	136	68

Total Procedural Solutions	$394	$306

Total CareFusion	$922	$830

NOTE 17. SUBSEQUENT EVENTS

On October 5, 2014, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Becton, Dickinson and Company, a New Jersey corporation (“BD”), and Griffin Sub, Inc., a Delaware corporation and wholly owned subsidiary of BD (“Merger Corp”). The Merger Agreement provides, among other things, that, upon the terms and subject to the conditions set forth therein, Merger Corp will merge with and into our company, with our company surviving as a wholly-owned subsidiary of BD (the “Merger”). In the Merger, holders of our common stock will receive (i) $49.00 in cash, without interest and (ii) 0.0777 of a share of common stock, par value $1.00 per share, of BD. Completion of the Merger is subject to customary closing conditions, including, among others, (1) the adoption of the Merger Agreement by our stockholders, (2) declaration of the effectiveness by the SEC of the Registration Statement on Form S-4 to be filed with the SEC by BD in connection with the registration of the shares of BD Stock to be issued in the Merger, (3) approval for listing on the New York Stock Exchange of the BD Stock to be issued in the Merger, (4) obtaining antitrust approvals in the United States and Europe, (5) subject to certain exceptions, the accuracy of the representations and warranties of the other party and (6) material compliance by the other party with its obligations under the Merger Agreement. For additional information related to the Merger Agreement, please refer to our Current Report on Form 8-K filed with the SEC on October 6, 2014 (the “October 6th Form 8-K”). The foregoing description of the Merger Agreement is qualified in its entirety by reference to the full text of the Merger Agreement attached as Exhibit 2.1 to the October 6th Form 8-K.

In addition, the entering into of the Merger Agreement constituted an event of default under our $750 million senior unsecured revolving credit facility. We have obtained a waiver for this event of default from the lenders under the credit facility.

Subsequent to the quarter ended September 30, 2014, we entered into a settlement with the IRS in connection with an IRS Revenue Agent’s Report for the short period September 1, 2009 through June 30, 2010 that includes Notices of Proposed Adjustment for additional taxes related to various matters. As a result of the settlement, we agreed to pay $4 million ($3 million, net of tax) including $1 million of interest that will be reflected in our financial results for the quarter ended December 31, 2014. As a result of the settlement, we recognized a tax benefit, which is expected to benefit the 2015 effective tax rate for the quarter ending December 31, 2014, by approximately $50 million.